Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

CAPTARIS, INC.,

IMR ACQUISITION, INC.,

INFORMATION MANAGEMENT RESEARCH, INC.,

CERTAIN SHAREHOLDERS OF

INFORMATION MANAGEMENT RESEARCH, INC.

and

STEVEN GRANDCHAMP AND ROBERT DRUCKER, AS

SHAREHOLDER REPRESENTATIVES

Dated as of October 1, 2004

CONTENTS

Section 1. Definitions		1

Section 2. The Merger; Effective Time		9
2.1	Merger of Acquisition Sub Into the Company	9
2.2	Effect of the Merger	9
2.3	Closing; Effective Time	10
2.4	Articles of Incorporation and Bylaws; Directors and Officers	10
2.5	Merger Consideration; Conversion of Shares	10
2.6	Payment of Merger Consideration	11
2.7	Exchange of Certificates	13
2.8	Net Working Capital Adjustment	14
2.9	Dissenting Shares	15
2.10	Debt Agreements; Transaction Costs, Transaction Incentive Plan	16
2.11	Tax Withholding	17
2.12	Distribution of Company Net Cash	18

Section 3. Representations and Warranties of the Company and the Signing Shareholders		18
3-A	By Company	18
3.1	Organization; Good Standing; Corporate Authority; Enforceability	18
3.2	Subsidiaries	18
3.3	Capitalization	19
3.4	No Approvals or Notices Required; No Conflicts	20
3.5	Financial Statements; Obligations; Internal Controls	21
3.6	Absence of Certain Changes or Events	22
3.7	Tax Matters	23
3.8	Property	25
3.9	Contracts	25
3.10	Customers and Suppliers	26
3.11	Orders, Commitments and Warranties	27
3.12	Claims and Legal Proceedings	27
3.13	Employee Benefit Plans	27
3.14	Intellectual Property	31
3.15	Labor and Employment Matters	37
3.16	Accounts Receivable	37
3.17	Licenses, Permits, Authorizations, etc.	37
3.18	Compliance With Laws	37
3.19	Brokers or Finders	38

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3.20	Previous Conduct of Business; Insider Interests	38
3.21	Full Disclosure and Information Supplied	38
3.22	Bank Accounts	39
3.23	Insurance	39
3.24	Corporate Books and Records	39
3-B	By The Signing Shareholders	39
3-B.1	Authority	39
3-B.2	Ownership	40
3-B.3	Enforceability	40
3-B.4	No Approvals or Notices Required; No Conflicts	40
3-B.5	Claims Against the Company	40

Section 4. Representations and Warranties of Parent and Acquisition Sub		41
4.1	Organization; Good Standing; Corporate Authority; Enforceability	41
4.2	No Approvals or Notices Required; No Conflicts With Instruments	42
4.3	Tax Consequences	42
4.4	Brokers or Finders	42

Section 5. Covenants		42
5.1	Interim Operations of the Company	42
5.2	Meeting of the Company Shareholders	44
5.3	Termination of Equity Rights	45
5.4	Access to Information	45
5.5	Publicity	45
5.6	Commercially Reasonable Efforts	46
5.7	Resignation of Directors and Officers	46
5.8	Tax Matters	46
5.9	Voting Agreements	47
5.10	Termination of 401(k) Plans	47
5.11	No Alternative Transactions	48
5.12	Final Merger Consideration Spreadsheet	48
5.13	Notification of Certain Matters	48
5.14	From 5500s	49
5.15	Letters of Transmittal	49

Section 6. Conditions Precedent to Obligations of Parent and Acquisition Sub to Effect the Merger		49
6.1	Representations and Warranties	49
6.2	Performance of Covenants	50
6.3	Shareholder Approval	50
6.4	Consents	50
6.5	Compliance Certificate	50

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6.6	No Material Adverse Effect	50
6.7	No Restraints	51
6.8	No Litigation	51
6.9	Options and Warrants	51
6.10	Employment and Noncompetition Arrangements	51
6.11	Termination of Debt Agreements	51
6.12	Legal Opinion	51
6.13	FIRPTA Certificate	51
6.14	Escrow Agreement	52
6.15	Dissenting Shares	52
6.16	Secretary's Certificate	52
6.17	Termination of Stockholders Agreement	52
6.18	Pre-Effective Time Articles Amendment	52
6.19	Conversion of Series A Preferred	52
6.20	Letters of Transmittal	52

Section 7. Conditions to the Obligation of the Company		53
7.1	Shareholder Approval	53
7.2	Representations and Warranties	53
7.3	Performance of Covenants	53
7.4	Documents	53
7.5	No Restraints	53
7.6	No Litigation	53
7.7	Legal Opinion	54
7.8	Escrow Agreement	54
7.9	Secretary's Certificate	54

Section 8. Termination		54
8.1	Termination	54
8.2	Effect of Termination	55

Section 9. Survival and Indemnification		55
9.1	Survival	55
9.2	Indemnification by the Company Shareholders	56
9.3	Indemnification by Parent	56
9.4	Threshold on Indemnification; Limits on Indemnification	57
9.5	Procedure for Indemnification	58
9.6	Payment of Indemnification Claims	59
9.7	Shareholder Representatives	62

Section 10. Miscellaneous Provisions		63
10.1	Amendment	63
10.2	Waiver	63
10.3	Entire Agreement	64

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10.4	Counterparts	64
10.5	Applicable Law; Jurisdiction	64
10.6	Remedies Cumulative; Specific Performance	65
10.7	Attorneys' Fees	65
10.8	Payment of Expenses	65
10.9	Binding Effect; Assignability	65
10.10	Notices	66
10.11	Severability	67
10.12	Construction	68
10.13	Effect of Schedules	68
10.14	Redistribution Among Company Shareholders of Excess Purchase Price Received by Particular Shareholders	68

EXHIBITS

Exhibit 1	List of Signing Shareholders
Exhibit 1.1	Pre-Effective Time Articles Amendment
Exhibit 2.4	Form of Articles of Incorporation
Exhibit 2.7	Letter of Transmittal
Exhibit 2.8(a)	Principles and Procedures
Exhibit 2.12	Calculation of Net Cash
Exhibit 3	Company Disclosure Schedule
Exhibit 3.14.1	Product Roadmap
Exhibit 5.9	Voting Agreement
Exhibit 6.12	Company Legal Opinion
Exhibit 6.13	FIRPTA Certificate
Exhibit 7.7	Parent Legal Opinion
Exhibit 9.6(a)	Escrow Agreement
Exhibit 10.14	Distribution Priority Schedule

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of October 1, 2004, by and among Captaris, Inc., a Washington corporation (“Parent”), IMR Acquisition, Inc., a Washington corporation and wholly owned subsidiary of Parent (“Acquisition Sub”), Information Management Research, Inc., a Colorado corporation (the “Company”), those shareholders of the Company listed on the attached Exhibit 1 (individually, a “Signing Shareholder” and collectively, the “Signing Shareholders”) and Steven Grandchamp and Robert Drucker, as the Shareholder Representatives.

RECITALS

A. Each of the Company, the Signing Shareholders, Parent and Acquisition Sub believe it advisable and in their respective best interests to effect a merger of the Company and Acquisition Sub with the Company as the surviving corporation on the terms and subject to the conditions set forth in this Agreement (the “Merger”).

B. Pursuant to the Merger, 100% of the capital stock of the Company outstanding immediately prior to the Effective Time (as defined below), on a fully diluted basis, including vested and unvested stock, options, warrants and other equity rights (the “Shares”), other than Dissenting Shares (as defined below) will be converted into the right to receive the Merger Consideration (as defined below), on the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent, Acquisition Sub, the Signing Shareholders and the Shareholder Representatives hereby agree as follows:

Section 1. Definitions

“AAA”: Is defined in Section 10.5(b).

“Accounting Arbitrator”: PricewaterhouseCoopers LLP.

“Affiliate”: of a Person (the “Subject”) means any other Person which, directly or indirectly, controls or is controlled by or is under common control with the Subject.

“Affiliated Group”: Any affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law).

“Articles of Merger”: Is defined in Section 2.3.

“Balance Sheet Date”: Is defined in Section 3.5(a).

“Cap”: Is defined in Section 9.4(c).

“CBCA”: The Colorado Business Corporation Act.

“Claim”: Any claim, demand, cause of action, suit, proceeding, arbitration, audit hearing or investigation.

“Closing”: Is defined in Section 2.3.

“Closing Balance Sheet”: Is defined in Section 2.8(a).

“Closing Date”: Is defined in Section 2.3.

“Closing NWC Statement”: Is defined in Section 2.8(a).

“COBRA”: The health care continuation provision of the Consolidated Omnibus Budget Reconciliation Act of 1985, and all rules and regulations promulgated thereunder, all as in effect from time to time.

“Code”: The Internal Revenue Code of 1986, and all rules and regulations promulgated thereunder, as in effect from time to time.

“Colorado Secretary of State”: Is defined in Section 2.3.

“Common Per Share Consideration”: Means the quotient obtained by dividing (a) the Shareholder Merger Consideration less the aggregate dollar amount of the Shareholder Merger Consideration into which the Series A Preferred, Series B Preferred and Series C Preferred are converted pursuant to Section 2.5(b), by (b) the total number of shares of Common Stock outstanding as of immediately prior to the Effective Time.

“Common Stock”: Is defined in Section 3.3(a).

“Company Balance Sheet”: Is defined in Section 3.5(a).

“Company 401(k) Plan”: Is defined in Section 5.10.

“Company Indemnified Parties”: Is defined in Section 9.3.

“Company Shareholders”: Means the shareholders of the Company as of immediately prior to the Effective Time.

“Confidentiality Agreements”: Those certain Reciprocal Non-Disclosure Agreements dated November 21, 2003 and May 19, 2004 between Parent and the Company.

“Contract”: Any contract, agreement, lease, license, grant of immunity from suit in regard to intellectual property rights, commitment or purchase or sale order, whether written or oral.

“Debt Agreements”: Is defined in Section 2.10.1.

“Deficiency Amount”: Is defined in Section 2.10.3(b).

“Disclosure Schedules”: The Disclosure Schedules attached and made a part hereof.

“Dispute Notice”: Is defined in Section 2.8(b).

“Disputed Claim”: Is defined in Section 9.6(b).

“Dissenting Shares”: Is defined in Section 2.9(c).

“Effective Time”: Is defined in Section 2.3.

“Employee Benefit Plan”: Any retirement, pension, profit sharing, deferred compensation, stock bonus, savings, bonus, incentive, cafeteria, medical, dental, vision, hospitalization, life insurance, accidental death and dismemberment, medical expense reimbursement, dependent care assistance, tuition reimbursement, disability, sick pay, holiday, vacation, severance, change of control, stock purchase, stock option, restricted stock, phantom stock, stock appreciation rights, fringe benefit or other employee benefit plan, program, policy, practice, contract, agreement, fund or arrangement (including, without limitation, any “employee benefit plan,” as defined in Section 3(3) of ERISA) or any employment, consulting or personal services contract, whether written or oral, funded or unfunded or domestic or foreign, (a) sponsored, maintained or contributed to by the Company or to which the Company is a party, (b) covering or benefiting any current or former officer, employee, agent, director or independent contractor of the Company (or any dependent or beneficiary of any such individual), or (c) with respect to which the Company has (or could have) any obligation or liability.

“Encumbrance”: Any security interest, mortgage, lien, charge, option, easement, license, adverse claim or restriction of any kind, including, but not limited to, any restriction on the use, transfer, receipt of income or other exercise of any attributes of ownership.

“ERISA”: The Employee Retirement Income Security Act of 1974, and all rules and regulations promulgated thereunder, all as in effect from time to time.

“Escrow Agent”: Mellon Investor Services LLC.

“Escrow Agreement”: Is defined in Section 9.6(a).

“Escrow Amount”: The Shareholder Escrow Amount and the Management Escrow Amount.

“Escrow Fund”: Is defined in Section 2.6(a)(ii).

“Escrow Portion”: Is defined in Section 2.6(a)(ii).

“Final Award”: Is defined in Section 9.6(e).

“Final Spreadsheet”: Is defined in Section 5.12.

“Financial Statements”: Is defined in Section 3.5(a).

“GAAP”: United States Generally Accepted Accounting Principles.

“Governmental Body”: Any federal, state or other court or governmental body, any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body exercising any regulatory or taxing authority thereunder, domestic or foreign.

“HIPAA”: The Health Insurance Portability and Accountability Act of 1997, and all rules and regulations promulgated thereunder, all as in effect from time to time.

“Inbound Licenses”: Is defined in Section 3.14.2.

“Incentive Plan Participants”: Is defined in Section 2.10.3(b).

“Incurred Damages”: Is defined in Section 9.6(e).

“Indemnification Claim”: Is defined in Section 9.5(a).

“Indemnified Party” or “Indemnified Parties”: Is defined in Section 9.3.

“Indemnifying Party” or “Indemnifying Parties”: Is defined in Section 9.5(a).

“Intellectual Property Agreements”: Is defined in Section 3.14.2.

“IRS”: The United States Internal Revenue Service.

“J.A.M.S”: Is defined in Section 10.5(b).

“Knowledge”: With respect to the Company, means the actual knowledge of the Company’s officers, directors and other senior managers, after reasonable inquiry. With respect to any Signing Shareholder, the actual knowledge of such Signing Shareholder, if an individual, or any officer of such Signing Shareholder, if an entity, in each case, after reasonable inquiry.

“Losses”: Is defined in Section 9.2.

“Management Escrow Amount”: Is defined in Section 2.10.3(b).

“Material Contracts”: Is defined in Section 3.9.

“Merger”: Is defined in Recital A.

“Merger Consideration”: Is defined in Section 2.5(a).

“Net Cash”: Is defined in Section 2.12.

“Net Working Capital”: Is defined in Section 2.8(a).

“Non-Disclosure Agreements”: Is defined in Section 3.14.2.

“Non-Prevailing Party”: Is defined in Section 9.6(c).

“Outbound Licenses”: Is defined in Section 3.14.2.

“Outstanding Debt Amount”: Is defined in Section 2.10.1.

“Outstanding Transaction Costs”: Is defined in Section 2.10.2.

“Outstanding Incentive Plan Payments”: Is defined in Section 2.10.3(a).

“Parent Indemnified Parties”: Is defined in Section 9.2.

“Permits”: Any permit, license, approval, certification, consent or authorization of any Governmental Body.

“Permitted Liens”: Means (a) liens for current taxes not yet due and payable, (b) imperfections or irregularities in title, if any, that (i) have arisen in the ordinary course of business, consistent with past practice, (ii) individually or in the aggregate are not material, and (iii) do not materially adversely affect the ownership or use of the asset subject to such lien.

“Person”: Any individual, partnership, joint venture, corporation, trust, limited liability company, unincorporated organization, Governmental Body and any other legal entity.

“Pre-Closing Tax Periods”: Collectively, all taxable periods ending on or prior to the Closing Date and the portion of a taxable period through the end of the Closing Date for all Straddle Periods.

“Pre-Closing Taxes”: Any and all Taxes (a) of the Company or the Subsidiary for all Pre-Closing Tax Periods and (b) of any member of an Affiliated Group of which the Company or the Subsidiary (or any predecessor thereof) is or was a member on or prior to the Closing Date and not a member after the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar state, local, or foreign law or regulation).

“Pre-Effective Time Articles Amendment”: Means the amendment to the Restated Articles in the form attached hereto as Exhibit 1.1.

“Preliminary Spreadsheet”: Is defined in Section 2.6(b).

“Prevailing Party”: Is defined in Section 9.6(c).

“Principles and Procedures”: Is defined in Section 2.8(a).

“Pro Rata Contribution”: Is defined in Section 10.14.

“Pro Rata Portion”: Means, with respect to each Company Shareholder, an amount equal to the quotient obtained by dividing (a) the amount of cash payable pursuant to Section 2.5(b) in respect of the Shares owned by such Company Shareholder as of the Effective Time by (b) the aggregate amount of cash payable to all Company Shareholders pursuant to Section 2.5(b) in respect of Shares as of the Effective Time.

“Public Software”: Is defined in Section 3.14.12.

“Release Date”: Is defined in Section 9.6(i).

“Requisite Holders”: Is defined in Section 9.7(b).

“Restated Articles”: Means the Amended and Restated Articles of Incorporation of Information Management Research, Inc. in effect as of the date hereof.

“Seller IP”: Is defined in Section 3.14.1.

“Seller IP Registrations”: Is defined in Section 3.14.6.

“Seller Intellectual Property Rights”: All intellectual property and proprietary rights worldwide owned, used or licensed (whether as licensor or licensee) by the Company, including without limitation any and all foreign and domestic trade names, trademarks, service marks, domain names, copyrights, moral rights, trade secret rights, rights in mask works, patent and all associated rights and all registrations, applications, renewals, extensions and continuations (in whole or in part) of any of the foregoing, together with all goodwill associated therewith and all rights and causes of action for infringement, misappropriation, misuse, dilution, unfair trade practice or otherwise associated therewith but excluding any intellectual property rights licensed to the Company by Parent before the date of this Agreement.

“Seller-Owned IP”: Is defined in Section 3.14.1.

“Seller Technology”: Means all products, tools, devices, mask works, computer programs, software, source code, object code, development tools, techniques, concepts, know-how, algorithms, methods, processes, procedures, formulae, designs, drawings, customer lists, supplier lists, databases, specifications, programmer notes, packaging, trade dress, content, graphics, images, user interfaces, “look and feel” inventions (whether or not patentable), invention disclosures, discoveries, works of authorship (whether or not copyrightable) and other technology owned, used or licensed (whether as licensor or licensee) by the Company, excluding any software or other technology licensed to the Company by Parent before the date of this Agreement.

“Series A Per Share Consideration”: Means the portion of the Shareholder Merger Consideration that a holder of one share of Series A Preferred is entitled to receive, if any, as provided in Article VII(d) of the Restated Articles, as amended by the Pre-Effective Time Articles Amendment.

“Series A Preferred”: Is defined in Section 3.3(a).

“Series B Per Share Consideration”: Means the portion of the Shareholder Merger Consideration that a holder of one share of Series B Preferred is entitled to receive, if any, as provided in Article VII(d) of the Restated Articles, as amended by the Pre-Effective Time Articles Amendment.

“Series B Preferred”: Is defined in Section 3.3(a).

“Series C Per Share Consideration”: Means the portion of the Shareholder Merger Consideration that a holder of one share of Series C Preferred is entitled to receive, if any, as provided in Article VII(d) of the Restated Articles, as amended by the Pre-Effective Articles Amendment.

“Series C Preferred”: Is defined in Section 3.3(a).

“Settled Claim”: Is defined in Section 9.6(h).

“Shareholder Escrow Amount”: Is defined in Section 2.6(a)(ii).

“Shareholder Representatives”: Steven Grandchamp and Robert Drucker.

“Shareholders’ Meeting”: Is defined in Section 5.2.

“Shareholder Merger Consideration”: The Merger Consideration less the Outstanding Obligations.

“Shares”: Is defined in Recital B.

“Shrink-Wrapped Licenses”: Is defined n Section 3.14.2.

“Source Code”: Is defined in Section 3.14.7.

“Straddle Period”: Each taxable period beginning before and ending after the Closing Date.

“Subsidiary”: Is defined in Section 3.2(b).

“Surviving Corporation”: Is defined in Section 2.1.

“Target Net Working Capital”: $3,059,310: the net working capital (defined as current assets (less cash) minus current liabilities) of the Company as of April 30, 2004.

“Tax” (and, in the plural, “Taxes”): Any and all (a) domestic or foreign federal, state or local taxes, charges, fees, levies, imposts, duties and governmental fees or other like assessments or charges of any kind whatsoever (including, without limitation, any income, net income, gross income, receipts, windfall profit, severance, property, production, sales, use, business and occupation, license, excise, registration, franchise, employment, payroll, withholding, alternative or add-on minimum, intangibles, ad valorem, transfer, gains, stamp, estimated, transaction, title, capital, paid-up capital, profits, occupation, premium, value-added, recording, real property, personal property, inventory and merchandise, business privilege, federal highway use, commercial rent or environmental tax), (b) interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with (i) any item described in clause (a) or (ii) the failure to comply with any requirement imposed with respect to any Tax Returns, and (c) liability in respect of any items described in clause (a) and/or (b) payable by reason of contract, assumption, transferee liability, operation of law or otherwise.

“Tax Returns”: Any report, return, statement or other written information, including any schedules or attachments thereto and any amendment thereof, required to be supplied to a taxing authority in connection with Taxes.

“Third Party Claim”: Is defined in Section 9.5(a).

“Third Party IP”: Is defined in Section 3.14.1.

“Threshold”: Is defined in Section 9.4(a).

“Transaction Costs”: All of the Company’s and the Company Shareholders’ fees and expenses associated with the Merger, this Agreement and the other Transaction Documents, including legal, financial, advisory and escrow fees (provided that with respect to the fees and expenses of the Company Shareholders, Transaction Costs shall include only such fees and expenses which the Company is obligated to pay).

“Transaction Documents”: This Agreement, the agreements and documents referenced in Sections 6 and 7, and any other documents or certificates delivered in connection with the Closing.

“Transaction Incentive Plan”: Is defined in Section 2.10.3(a).

“Upset Date”: Is defined in Section 8.1(b).

“Washington Secretary of State”: Is defined in Section 2.3.

“WBCA”: The Washington Business Corporation Act.

Section 2. The Merger; Effective Time

2.1 Merger of Acquisition Sub Into the Company

Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the WBCA and the CBCA, at the Effective Time, Acquisition Sub shall be merged with and into the Company, and the separate existence of Acquisition Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Acquisition Sub in accordance with applicable law.

2.2 Effect of the Merger

The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the WBCA and CBCA. If at any time after the Effective Time, the Company or the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or otherwise are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, all rights, title and interests in all real estate and other property and all privileges, powers and franchises of the Company and Acquisition Sub, the Surviving Corporation and its proper officers and directors, in the name and on behalf of the Company and Acquisition Sub, shall execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary and proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purpose of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Company and Acquisition Sub or otherwise to take any and all such action.

2.3 Closing; Effective Time

On the earliest practicable business day, but no later than the fifth business day after the satisfaction or waiver of the conditions set forth in Sections 6 and 7, the parties shall cause properly executed articles of merger conforming to the requirements of the WBCA and the CBCA (the “Articles of Merger”) to be filed with the Secretary of State of the State of Washington (the “Washington Secretary of State”) and the Secretary of State of the State of Colorado (the “Colorado Secretary of State”). If the Washington Secretary of State or the Colorado Secretary of State requires any changes in the Articles of Merger as a condition to filing or to issuing their respective certificates to the effect that the Merger is effective, the parties will execute any necessary revisions incorporating such changes, provided such changes are not inconsistent with and do not result in any material change in the terms of this Agreement. The Merger shall take effect at the time the Articles of Merger are filed with the Washington Secretary of State and the Colorado Secretary of State (the “Effective Time”). At 10:00 a.m. local time on the date (the “Closing Date”) on which the Articles of Merger are to be so filed, a closing (the “Closing”) shall be held at the offices of Perkins Coie LLP, 1201 Third Avenue, Suite 4800, Seattle, Washington 98101 (or such other place or time as Parent and the Company may jointly designate) for the purpose of confirming the satisfaction or waiver of each of the conditions set forth in Sections 6 and 7. At the Closing, each of the parties shall deliver all documents, instruments, certificates and other items as may be required under this Agreement.

2.4 Articles of Incorporation and Bylaws; Directors and Officers

Unless otherwise jointly determined by Parent and the Company prior to the Effective Time:

(a) the Articles of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the articles of incorporation attached hereto as Exhibit 2.4;

(b) the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to bylaws approved by Parent prior to the Effective Time; and

(c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors and officers of Acquisition Sub immediately prior to the Effective Time, and such directors and officers shall hold office in accordance with and subject to the Articles of Incorporation and Bylaws of the Surviving Corporation.

2.5 Merger Consideration; Conversion of Shares

(a) Subject to the terms and conditions hereof, as consideration for the Merger, Parent shall pay (in the manner set forth in Section 2.6 of this Agreement) an aggregate of $26,500,000 in cash, as adjusted prior to the Closing pursuant to Section 2.8 of this Agreement (the “Merger Consideration”).

(b) At the Effective Time, by virtue of the Merger and without any further corporate action on the part of the holders of the Shares and provided that, prior to the Effective Time, the Company shall have taken all actions necessary so that all outstanding options and warrants shall have been exercised or converted into Shares or terminated immediately prior to the Effective Time:

(i) each share of the Series A Preferred issued and outstanding immediately prior to the Effective Time, if any, other than any shares of Series A Preferred to be canceled pursuant to Section 2.5(b)(v) and any Dissenting Shares, shall automatically be converted into the right to receive the Series A Per Share Consideration;

(ii) each share of the Series B Preferred issued and outstanding immediately prior to the Effective Time, if any, other than any shares of Series B Preferred to be canceled pursuant to Section 2.5(b)(v) and any Dissenting Shares, shall automatically be converted into the right to receive the Series B Per Share Consideration;

(iii) each share of the Series C Preferred issued and outstanding immediately prior to the Effective Time, if any, other than any shares of Series C Preferred Stock to be canceled pursuant to Section 2.5(b)(v) and any Dissenting Shares, shall automatically be converted into the right to receive the Series C Per Share Consideration;

(iv) each share of Common Stock issued and outstanding immediately prior to the Effective Time, other than any shares of Common Stock to be canceled pursuant to Section 2.5(b)(v) and any Dissenting Shares, shall automatically be converted into the right to receive the Common Per Share Consideration; and

(v) each Share owned directly by the Company immediately prior to the Effective Time shall be automatically canceled and extinguished without any exchange thereof and without any further action on the part of Parent, Acquisition Sub or the Surviving Corporation.

(c) All shares of common stock of Acquisition Sub outstanding as of the Effective Time shall, in the aggregate, be converted into one share of common stock of the Surviving Corporation.

2.6 Payment of Merger Consideration

(a) The Merger Consideration shall be payable as follows:

(i) At the Closing, a dollar amount equal to the Outstanding Obligations shall be paid to the Company and used for the sole purpose of paying the Outstanding Obligations or, at Parent’s option, shall be paid directly to the parties entitled to payment of the Outstanding Obligations.

(ii) At the Closing, $4,602,500 (the “Shareholder Escrow Amount”) shall be deposited with the Escrow Agent subject to the terms of the Escrow Agreement (the “Escrow Fund”). The Shareholder Escrow Fund shall be allocated among the Company Shareholders as follows:

(A) each holder of Series A Preferred issued and outstanding immediately prior to the Effective Time shall be deemed to have contributed to the Escrow Fund a portion of the Shareholder Escrow Amount equal the product obtained by multiplying (I) the quotient obtained by dividing (x) the aggregate amount of Merger Consideration payable to such holder in respect of such holder’s shares of Series A Preferred pursuant to Section 2.5(b)(i) by (y) the aggregate amount of Merger Consideration payable to all holders of Series A Preferred pursuant to Section 2.5(b)(i), by (II) $995,146;

(B) each holder of Series B Preferred issued and outstanding immediately prior to the Effective Time shall be deemed to have contributed to the Escrow Fund a portion of the Shareholder Escrow Amount equal the product obtained by multiplying (I) the quotient obtained by dividing (x) the aggregate amount of Merger Consideration payable to such holder in respect of such holder’s shares of Series B Preferred pursuant to Section 2.5(b)(ii) by (y) the aggregate amount of Merger Consideration payable to all holders of Series A Preferred pursuant to Section 2.5(b)(ii), by (II) $825,043;

(C) each holder of Series C Preferred issued and outstanding immediately prior to the Effective Time shall be deemed to have contributed to the Escrow Fund a portion of the Shareholder Escrow Amount equal the product obtained by multiplying (I) the quotient obtained by dividing (x) the aggregate amount of Merger Consideration payable to such holder in respect of such holder’s shares of Series C Preferred pursuant to Section 2.5(b)(iii) by (y) the aggregate amount of Merger Consideration payable to all holders of Series A Preferred pursuant to Section 2.5(b)(iii), by (II) $1,595,835; and

(D) each holder of Common Stock issued and outstanding immediately prior to the Effective Time shall be deemed to have contributed to the Escrow Fund a portion of the Shareholder Escrow Amount equal the product obtained by multiplying (I) the quotient obtained by dividing (x) the aggregate amount of Merger Consideration payable to such holder in respect of such holder’s shares of Common Stock pursuant to Section 2.5(b)(iv) by (y) the aggregate amount of Merger Consideration payable to all holders of Series A Preferred pursuant to Section 2.5(b)(iv), by (II) $1,186,476 (provided that, if the outstanding shares of Series A Preferred are converted to Common Stock prior to the Effective Time, such amount shall be $2,181,622).

Disclosure Schedule 2.6(a), which the Company represents and warrants to Parent is accurate and complete, sets forth each Company Shareholder’s portion of the Escrow Amount, calculated in accordance with the foregoing provisions (each such

Company Shareholder’s “Escrow Portion”). Each Company Shareholder’s Escrow Portion shall be subject to adjustment pursuant to Section 2.10.3(b) of this Agreement. The adoption of this Agreement and the approval of the Merger by the Company Shareholders shall constitute approval of the Escrow Agreement and of all the arrangements relating thereto, including without limitation, the placement of the Shareholder Escrow Amount in the Escrow Fund and the appointment of the Shareholder Representatives pursuant to Section 9.7 hereof.

(iii) The remaining Merger Consideration shall be paid to the Company Shareholders by check or bank wire transfer at the Effective Time (subject the provisions of Section 2.7 below), each such Company Shareholder to receive such shareholder’s portion of the Merger Consideration shown on the Final Spreadsheet under the column titled “Closing Cash Payment.”

(b) Attached to Disclosure Schedule 2.6(b) is a spreadsheet (the “Preliminary Spreadsheet”), which separately lists (as of the date hereof and assuming (i) each outstanding option and warrant to purchase shares of capital stock of the Company is terminated without being exercised (ii) each share of Series A Preferred is converted into one share of Common Stock and (iii) no adjustments are made to the Merger Consideration prior to the Effective Time pursuant to Section 2.8 of this Agreement) all Company Shareholders and their respective addresses, the numbers of Shares held by such persons (including whether such Shares are Common Stock, Series A Preferred, Series B Preferred or Series C Preferred and the respective certificate numbers), the amount of Merger Consideration payable to each Company Shareholder, each Company Shareholders Escrow Portion and each Company Shareholder’s Pro Rata Portion. The Company represents and warrants to Parent that, subject to the assumptions outlined above and subject to approval by the shareholders of the Company of the Pre-Effective Time Articles Amendment, the appropriate distribution of the Merger Consideration under the Restated Articles, as amended by the Pre-Effective Time Articles Amendment, is as set forth in the Preliminary Spreadsheet.

2.7 Exchange of Certificates

At the Effective Time, upon surrender to Parent (or its designee) for cancellation of a certificate or certificates representing Shares (or a lost certificate affidavit reasonably acceptable to Parent), together with an executed letter of transmittal in the form attached hereto as Exhibit 2.7 (the “Letter of Transmittal”) and such other documents as may reasonably be required by Parent, the holder of such certificate or certificates shall be entitled to receive in exchange therefor, such Company Shareholder’s portion of the Merger Consideration shown on the Final Spreadsheet. No interest will be paid or will accrue on the cash payable upon the surrender of any certificate. If payment is to be made to a party other than the Company Shareholder in whose name the certificate so surrendered is registered, it shall be a condition of payment that such certificate shall be properly endorsed or otherwise in proper form for transfer and that the party requesting such payment shall pay any transfer or other Taxes required by reason of such certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrender as contemplated by this

Section 2.7, each certificate (other than certificates representing any Shares to be canceled or retired pursuant to Section 2.5(b)(v) and any Dissenting Shares) shall be cancelled and shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender that portion of the Merger Consideration into which the Shares theretofore represented by such certificate shall have been converted pursuant to this Agreement.

2.8 Net Working Capital Adjustment

(a) At least five business days prior to the Closing, the Company shall provide Parent with (i) an estimated balance sheet of the Company as of the Closing Date prepared from the Company’s books and records in a manner consistent with the balance sheet of the Company as of April 30, 2004 and in accordance with GAAP (subject to normal year end adjustments and except for the absence of footnotes) and (ii) a statement showing the Company’s good faith estimate of the net working capital (defined as current assets (less cash), minus current liabilities) of the Company as of the Closing Date prepared in accordance with the Principles and Procedures. At least one business day prior to the Closing, the Company shall provide Parent with (x) a final balance sheet of the Company as of the Closing Date, which shall be prepared from the Company’s books and records in a manner consistent with the balance sheet as of April 30, 2004 and in accordance with GAAP (subject to normal year end adjustments and except for the absence of footnotes) (the “Closing Balance Sheet”) and (y) a final statement (the “Closing NWC Statement”) showing the final net working capital (defined as current assets (less cash), minus current liabilities) of the Company as of the Closing Date (the “Net Working Capital”) prepared in accordance with the principles and procedures set forth on Exhibit 2.8(a) (the “Principles and Procedures”). Solely for purposes of calculating the Net Working Capital, the bad debt reserve with respect to accounts receivable shall be $611,000. The Closing Balance Sheet and the Closing NWC Statement shall be certified by the Chief Executive Officer and Chief Financial Officer of the Company to be prepared in good faith and, with respect to the Closing Balance Sheet, in accordance with GAAP (subject to normal year end adjustments and except for the absence of footnotes) and, with respect to the Closing NWC Statement, in accordance with the Principles and Procedures. If the Net Working Capital is greater than the Target Net Working Capital, then the Merger Consideration shall be increased, dollar for dollar, by the amount of such excess, and if the Net Working Capital is less than the Target Net Working Capital, then the Merger Consideration shall be decreased, dollar for dollar, by the amount of such shortfall.

(b) Within 60 days after Parent’s receipt of the Closing NWC Statement, Parent shall deliver written notice to the Shareholder Representatives of any items shown in the Closing NWC Statement to which Parent objects, specifying in reasonable detail the nature of such objections (the “Dispute Notice”). If no Dispute Notice is delivered within such 60-day period, Parent shall be deemed to have agreed with all items and amounts shown in the Closing NWC Statement, and the Net Working Capital shown in the Closing NWC Statement shall be deemed to have been finally determined. If, within 30 days after the Shareholder Representatives’ receipt of any Dispute Notice, Parent and the Shareholder

Representatives are unable to resolve matters raised by the Dispute Notice, the parties shall submit the Dispute Notice to the Accounting Arbitrator for resolution. The Accounting Arbitrator shall be directed to make a final determination of Net Working Capital within 45 days of engagement, limited to those areas at issue, and in accordance with the Principles and Procedures, and such determination shall be conclusive and binding on all parties. Judgment upon the determination of the Accounting Arbitrator may be entered in any court having jurisdiction over the party against which such determination is to be enforced. The fees and expenses of the Accounting Arbitrator shall be borne by Parent; provided, however, that if the final determination of Net Working Capital is less than the amount set forth on the Closing NWC Statement by at least $25,000, Parent shall be entitled to reimbursement of such fees and expenses from the Company Shareholders and shall be entitled to a distribution from the Escrow Amount in the amount of such fees and expenses in accordance with the Escrow Agreement (without regard to any limitations set forth in Section 9, including, without limitation, the Threshold).

(c) If the final determination of Net Working Capital (either pursuant to mutual agreement or by determination of the Accounting Arbitrator) is less than the amount set forth on the Closing NWC Statement, the Escrow Agent shall distribute the entire deficiency to Parent in accordance with the terms of the Escrow Agreement (without regard to limitations set forth in Section 9, including, without limitation, the Threshold).

(d) Any adjustments made pursuant to this Section 2.8 shall be treated as an adjustment to the Merger Consideration.

2.9 Dissenting Shares

(a) Notwithstanding anything to the contrary contained in this Agreement, any Shares that constitute Dissenting Shares shall not be converted into or represent the right to receive a portion of the Merger Consideration, and each holder of Dissenting Shares shall be entitled only to such rights as may be granted to such holder pursuant to Section 7-113 of the CBCA. From and after the Effective Time, a holder of Dissenting Shares shall not have and shall not be entitled to exercise any of the voting rights or other rights of a shareholder of the Surviving Corporation. If any holder of Dissenting Shares shall fail to perfect or shall otherwise lose such holder’s right of appraisal under Section 7-113 of the CBCA prior to the Effective Time, then (i) any right of such holder to require the Surviving Corporation to purchase the Dissenting Shares for cash shall be extinguished, and (ii) such Dissenting Shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such Dissenting Shares) a portion of the Merger Consideration in accordance with Section 2.6.

(b) The Company shall give Parent written notice of any demand by any Company Shareholder for appraisal of such shareholder’s Shares pursuant to the CBCA, and shall negotiate and proceed with respect to any such demand pursuant to the instructions of Parent.

(c) For purposes of this Agreement, “Dissenting Shares” shall mean any Shares outstanding immediately prior to the Effective Time that are held by a Company Shareholder that is entitled to demand, and that properly demands, appraisal of such Shares pursuant to, and thereafter complies with, the applicable provisions of Section 7-113 of the CBCA, and that has not effectively withdrawn or lost such holder’s appraisal rights under the CBCA.

2.10 Debt Agreements; Transaction Costs, Transaction Incentive Plan

2.10.1 Debt Agreements

Immediately prior to the Closing, the Company shall take all such actions as are permitted or required under the terms of all loans, promissory notes, lines of credit, swaps, interest rate derivatives, other interest rate derivative products or similar obligations of the Company identified on Disclosure Schedule 3.9(i)(e), other than capital lease obligations, (the “Debt Agreements”), to ensure that all obligations pursuant to each of the Debt Agreements are terminated, and commitments thereunder for future fundings are terminated and all collateral and guaranties therefore have been released. Notwithstanding the other provisions of this Section 2, at the Closing, if any amounts remain outstanding under any of the Debt Agreements, including, without limitation, any amounts required to effect the termination of any such Debt Agreements (the “Outstanding Debt Amount”), such Outstanding Debt Amount shall be paid in the manner set forth in Section 2.6(a)(i) of this Agreement.

2.10.2 Transaction Costs

Immediately prior to the Closing, the Company shall pay all Transaction Costs. Notwithstanding any other provision of this Section 2, at the Closing, if the Company fails to make any or all of such payments, the aggregate amount of all unpaid Transaction Costs at the Closing (the “Outstanding Transaction Costs”) shall be paid in the manner set forth in Section 2.6(a)(i) of this Agreement.

2.10.3 Transaction Incentive Plan

(a) Subject to Section 2.10.3(b), immediately prior to the Closing, the Company shall make any payments to management required to be made under the terms of the Information Management Research, Inc. Transaction Incentive Plan (the “Transaction Incentive Plan”). Notwithstanding any other provision of this Section 2, at the Closing, if the Company fails to make any or all of such payments, the aggregate amount of all unpaid amounts payable under the Transaction Incentive Plan at the Closing (the “Outstanding Incentive Plan Payments”) shall be paid in the manner set forth in Section 2.6(a)(i) of this Agreement.

(b) Notwithstanding the foregoing, $397,500 of the amounts otherwise payable under the Transaction Incentive Plan (the “Management Escrow Amount”) shall be withheld by the Company pursuant to Section 6(c) of the Transaction Incentive Plan and deposited with the Escrow Agent subject to the terms of the Escrow Agreement. To the extent the aggregate payments to be made under the Transaction Incentive Plan are less than the Management Escrow Amount, the dollar amount of such deficiency (the “Deficiency Amount”) shall be deducted from the Merger Consideration and deposited in the Escrow Fund at the Closing. Each Company Shareholder shall be deemed to have contributed his, her or its pro rata portion of the Deficiency Amount to the Escrow Fund, according to each such Company Shareholder’s pro rata portion of the Shareholder Escrow Fund (without regard to the Deficiency Amount). Each Company Shareholder’s Escrow Portion shall include such shareholder’s portion of the Deficiency Amount.

(c) Attached hereto as Disclosure Schedule 2.10.3(c) is a list (the “Incentive Plan Payout Schedule”), which the Company hereby represents and warrants to Parent is accurate and complete as of the date of this Agreement, showing each Participant (as defined in the Transaction Incentive Plan) under the Transaction Incentive Plan (the “Incentive Plan Participants”), the dollar amount of the Incentive Payment (as defined in the Transaction Incentive Plan) payable to each such Participant in connection with the Closing and the dollar amount of each such Participant’s Incentive Payment to be withheld pursuant to Section 6(c) of the Transaction Incentive Plan and this Section 2.10.3(b). The Company shall update the Incentive Plan Payout Schedule to reflect any changes made to the information required to be set forth therein after the date hereof and prior to the Closing Date and shall deliver the final Incentive Plan Payout Schedule, which the Company represents and warrants shall be accurate and complete as of the Closing Date, to Parent at least one business day prior to the Closing.

2.10.4 Disbursement Reconciliation

At least one business day prior to the Closing, the Company shall deliver to Parent a reasonably detailed written reconciliation, which the Company hereby represents and warrants to Parent shall be accurate and complete (the “Disbursement Reconciliation”), showing (a) the disbursements made, or to be made, immediately prior to the Closing, pursuant to Sections 2.10.1, 2.10.2 and 2.10.3, above, and (b) the Outstanding Debt Amount, the Outstanding Transaction Costs and the Outstanding Incentive Plan Payments (collectively, the “Outstanding Obligations”), if any, in each case showing the party or parties to whom such amounts are owing.

2.11 Tax Withholding

Each of Parent and the Company shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as shall be required to be deducted and withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

2.12 Distribution of Company Net Cash

Immediately prior to the Effective Time, it is agreed and understood that the Company may make a distribution of all of its net cash, if any, which shall be computed in accordance with Exhibit 2.12 (“Net Cash”), to the Company Shareholders.

Section 3. Representations and Warranties of the Company and the Signing Shareholders

3-A By Company

To induce Parent to enter into and perform this Agreement, and except as is otherwise set forth in the Disclosure Schedules, which exceptions shall identify the paragraph or paragraphs of this Section 3-A to which such exceptions relate with reasonable particularity, the Company represents and warrants to Parent that the following statements are complete and correct as of the date of this Agreement.

3.1 Organization; Good Standing; Corporate Authority; Enforceability

The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. The Company has all requisite power, right and authority to own, operate and lease its properties and assets, to carry on its business, to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is a party, and to carry out the transactions contemplated hereby and thereby. All actions on the part of the Company and its officers and directors and shareholders necessary for the authorization, execution, delivery and performance of this Agreement and the other Transaction Documents, the consummation of the transactions contemplated hereby and thereby, and the performance of the Company’s obligations under this Agreement and the other Transaction Documents have been taken or will be taken as of the Effective Time. This Agreement and the other Transaction Documents to which the Company is a party have been duly executed and delivered by the Company, and this Agreement is, and each of the other Transaction Documents to which it is a party is, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms subject to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

3.2 Subsidiaries

(a) Except as set forth in Section 3.2(b), the Company does not have, and has never had, any subsidiaries. The Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in, or otherwise control, any corporation, partnership, joint venture or other entity, and has no agreement or commitment to purchase any such interest.

(b) Information Management Research, Ltd. (the “Subsidiary”) has no liabilities or obligations of any nature (absolute, contingent or otherwise) that are not fully reflected or reserved against in the Company Balance Sheet. The Subsidiary does not currently conduct any business. Disclosure Schedule 3.2(b) sets forth (i) the name of each of the officers and directors of the Subsidiary and (ii) the jurisdictions in which the Subsidiary is qualified or holds licenses to do business as a foreign corporation. The Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the United Kingdom. The Subsidiary is duly qualified or licensed to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification or licensing, except where the failure to be so qualified, licensed or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company. The Subsidiary has all requisite power and authority to carry on its business as it is now being conducted and to own, lease and otherwise use the assets and properties owned and used by it. The Company has delivered to Parent complete and accurate copies of the charter, bylaws or other organizational documents of the Subsidiary. The Subsidiary is not in default under or in violation of any provision of its charter, bylaws or other organizational documents. All of the issued and outstanding shares of capital stock of the Subsidiary are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All shares of the Subsidiary are held of record or owned beneficially by the Company and are held or owned free and clear of any restriction on transfer (other than restrictions under federal or state securities laws), claim, security interest, option, warrant, right, lien, call, commitment, equity or demand. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or the Subsidiary is a party or which are binding on either of them providing for the issuance, disposition or acquisition of any capital stock of the Subsidiary. There are no outstanding stock appreciation, phantom stock or similar rights with respect to the Subsidiary. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of the Subsidiary.

3.3 Capitalization

(a) The authorized capital stock of the Company consists of 10,000,000 shares of common stock (“Common Stock”) and 9,568,306 shares of preferred stock, 2,068,306 of which are designated Series A Convertible Preferred Stock (the “Series A Preferred”), 1,500,000 of which are designated Series B Convertible Preferred Stock (the “Series B Preferred”) and 1,904,762 of which are designated Series C Convertible Preferred Stock (the “Series C Preferred”).

(b) As of the date of this Agreement, the issued and outstanding capital stock of the Company consists solely of 2,465,968 shares of Common Stock, 2,068,306 shares of Series A Preferred, 931,429 shares of Series B Preferred and 1,904,762 shares of Series C Preferred, which are held of record by the Company Shareholders set forth on Disclosure Schedule 3.3(b). Disclosure Schedule 3.3(b) also separately indicates the number of shares of common stock into which the outstanding preferred stock is convertible. Such outstanding shares are duly authorized and validly issued, fully paid and nonassessable, and were issued in compliance with all applicable federal and state securities laws. Complete and correct copies of the stock records of the Company have been provided to Parent.

(c) As of the date of this Agreement, other than (i) options to purchase up to 197,250 shares of Common Stock, (ii) warrants to purchase up to 34,690 shares of Common Stock, and (iii) other stock purchase rights set forth on Disclosure Schedule 3.3(c), there are no outstanding rights of first refusal or offer, preemptive rights, options, warrants, conversion rights or other agreements, either directly or indirectly, for the purchase or acquisition from the Company or any Company Shareholder of any shares of the Company’s capital stock or any securities convertible into or exchangeable for shares of the Company’s capital stock except as set forth on the Disclosure Schedule 3.3(c). Set forth as Disclosure Schedule 3.3(c) is a spreadsheet accurately reflecting the number of such options, warrants and stock purchase rights outstanding, the grant or issue dates, vesting schedules and exercise or conversion prices thereof, whether such options, warrants or rights will become exercisable between the date of this Agreement and the Effective Time, and the identities of the holders. The Company has delivered to Parent complete and correct copies of all agreements and documents relating to such options, warrants or rights on Disclosure Schedule 3.3(c).

(d) The Company is not a party or subject to any agreement or understanding and, to the Knowledge of the Company (other than voting agreements entered into in connection with this Agreement), there is no agreement or understanding among any Persons regarding any securities of the Company.

3.4 No Approvals or Notices Required; No Conflicts

The execution, delivery and performance of this Agreement and the other Transaction Documents by the Company, and the consummation of the transactions contemplated hereby and thereby, will not (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of any law or any judgment, decree, order, regulation or rule of any court, agency or other governmental authority applicable to the Company, (b) require any consent, approval or authorization of, or declaration, filing or registration with, any Person, (c) result in a default (with or without the giving of notice or lapse of time, or both) under, acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any agreement, lease, note or other restriction, encumbrance, obligation or liability to which the Company is a party or by which it is bound or to which any assets of the Company are subject, (d) result in the creation of any Encumbrance upon any assets of the Company, (e) conflict with or result in a breach of or constitute a default under any provision of any of the charter documents of the Company, or (f) invalidate or adversely affect any Permit used in the conduct of the business of the Company.

3.5 Financial Statements; Obligations; Internal Controls

(a) Attached as Disclosure Schedule 3.5 are the following financial statements of the Company (collectively, the “Financial Statements”): (i) balance sheets and statements of operations, shareholders’ equity and cash flows of the Company at and for the fiscal years ended December 31, 2001, 2002 and 2003, and accompanying notes, audited by Ernst & Young LLP, independent auditors and certified public accountants, and (ii) unaudited balance sheets and unaudited statements of operations, shareholders’ equity and cash flows of the Company at and for the quarterly periods ending March 31, 2004 and June 30, 2004, and (iii) unaudited balance sheet and unaudited statement of operations, shareholders’ equity and cash flows of the Company at and for the four-month period ended April 30, 2004, and (iv) unaudited balance sheet (the “Company Balance Sheet”) and unaudited statements of operations, shareholders’ equity and cash flows of the Company at and for the eight-month period ended August 31, 2004 (the “Balance Sheet Date”). The Financial Statements were prepared from the Company’s books and records and fairly present the financial position of the Company as of their respective dates and the results of operations of the Company for the respective years or periods then ended, in accordance with GAAP, subject, in the case of interim financial statements, to normal year-end adjustments, and except that the interim financial statements do not contain all of the footnote disclosures required by GAAP.

(b) The Company has no liabilities or obligations of any nature (absolute, contingent or otherwise) that are not fully reflected or reserved against in the Company Balance Sheet and that would be required under GAAP to be so reflected or reserved, except (i) current liabilities incurred since the date of the Company Balance Sheet through and as of the date of this Agreement in the ordinary course of business and consistent with past practice, (ii) any other liabilities or obligations that are not in excess of $25,000 in the aggregate or $10,000 individually or (iii) as permitted by Section 5.1. To the Knowledge of the Company, as of the Balance Sheet Date, the Company has no liabilities or obligations of any nature (absolute, contingent or otherwise) not required under GAAP to be reflected or reserved in the Company Balance Sheet, except (x) liabilities or obligations incurred in the ordinary course of business and consistent with past practice and which are not in default and (y) other liabilities or obligations that are not in excess of $25,000, in the aggregate, or $10,000 individually.

(c) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.6 Absence of Certain Changes or Events

Except as set forth in Disclosure Schedule 3.6, since the Balance Sheet Date and through and as of the date of this Agreement, the Company has conducted its business in the ordinary course consistent with past practice, and has not:

(a) received oral or written notice that there has been, will be or may be a contract cancellation by any current customer, supplier or licensor of the Company, which cancellation would result in lost annual revenues of at least $25,000, or $50,000 in the aggregate;

(b) taken any action or entered into or agreed to enter into any transaction, agreement or commitment other than in the ordinary course of business;

(c) permitted or allowed any of its assets to be subjected to any Encumbrance;

(d) other than in the ordinary course of business, sold, transferred or otherwise disposed of any of its properties or assets with an aggregate net book value in excess of $25,000;

(e) disposed of or permitted to lapse any rights to the use of any trademark, trade name, patent or copyright, or disposed of or disclosed to any Person other than representatives of Parent or any Person who has signed a written nondisclosure agreement containing customary terms (copies of which have been delivered to Parent) any trade secret, formula, process or know-how not theretofore a matter of public knowledge;

(f) received notice of, or otherwise obtained Knowledge of: (i) any Claim involving, pending against or threatened against the Company or any employee of the Company before or by any Governmental Body or other Person or (ii) any outstanding or unsatisfied judgments, orders, decrees or stipulations to which the Company or any officer, director or employee of the Company is a party, which in the case of either clause (i) or (ii) relate directly to the transactions contemplated herein or that could have any material adverse effect upon the business of the Company or its assets;

(g) entered into or agreed to any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets of the Company to a third party or any amendment or change to any existing license or other agreement relating to intellectual property; or

(h) received notice of, or otherwise obtained Knowledge of, any other events or facts that would be reasonably likely to have a material adverse effect on the Company.

3.7 Tax Matters

(a) Disclosure Schedule 3.7(a) sets forth (i) all income Tax Returns filed by or on behalf of the Company or the Subsidiary with any jurisdiction for which the applicable statute of limitations on assessment and collection has not expired, and (ii) all jurisdictions in which the Company or the Subsidiary is required to pay sales, use, excise or property Taxes.

(b) Each of the Company and the Subsidiary (i) has timely filed on or before the applicable due date with each appropriate Governmental Body all Tax Returns required to be filed by or with respect to it, and all such Tax Returns have been properly completed in compliance with applicable legal requirements and are correct and complete, and (ii) has fully and timely paid, or has made adequate provision on the Financial Statements in accordance with GAAP for, all Taxes required to be paid by it (whether or not such Taxes have been reflected on any Tax Return). All Pre-Closing Taxes, to the extent not required to have been previously paid, will be fully and adequately reserved for on the Company’s books and records in accordance with GAAP. All Taxes that the Company or the Subsidiary has been required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid over to the appropriate Governmental Body in compliance with all applicable legal requirements, and the Company and the Subsidiary has complied with all information reporting and backup withholding requirements under all applicable legal requirements, including maintenance of required records with respect thereto.

(c) Except as set forth in Disclosure Schedule 3.7(c), (i) there are no pending or threatened Claims by any Governmental Body with respect to Taxes relating to the Company or the Subsidiary; (ii) no extension or waiver of the limitation period applicable to any Tax Return of the Company or the Subsidiary is in effect or has been requested; (iii) all deficiencies claimed, proposed or asserted or assessments made as a result of any examinations by any Governmental Body of the Tax Returns of, or that include the income of, the Company or the Subsidiary have been fully paid or fully settled, or are being contested in good faith by appropriate proceedings, and adequate reserves have been made for such Taxes on the books and records of the Company in accordance with GAAP; (iv) there are no liens for Taxes upon any of the assets of the Company, except liens for current Taxes not yet due and payable; (v) the Company has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code; (vi) neither the Company nor the Subsidiary is or will be required to include any adjustment in taxable income for any Tax period pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the date of this Agreement; and (vii) no power of attorney that currently is in effect has been granted by the Company or the Subsidiary with respect to any Tax matter.

(d) None of the Company or the Subsidiary (i) has been a member of any Affiliated Group that filed or was required to file a consolidated, combined or unitary Tax Return, or (ii) is or will not be liable for Taxes of any Person (other than its own) by reason of contract, agreement, assumption, transferee liability, operation of law, Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any similar provision of law) or otherwise. The Company has not made any payment or payments, is not obligated to make any payment or payments and is not a party to (or a participating employer in) any agreement or employee benefit plan that could obligate it, the Surviving Corporation or Parent to make any payment or payments that would constitute an “excess parachute payment,” as defined in Section 280G of the Code (or any similar provision of state, local or foreign law) or that would otherwise not be deductible under Section 162 or Section 404 of the Code.

(e) Each of the Company and the Subsidiary has delivered or made available to Parent correct and complete copies of all Tax Returns for which the statute of limitations has not expired (other than state sales and use Tax Returns), and all audit reports and statements of deficiencies assessed against or agreed to by it.

(f) None of the Company or the Subsidiary is or ever has been, a party to or bound by any tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar contract.

(g) Except as set forth on Disclosure Schedule 3.7(g), none of the Company or the Subsidiary has done business in or derived income from any jurisdiction other than jurisdictions for which Tax Returns have been duly filed, and no claim has been made by a Governmental Body in a jurisdiction where the Company does not file Tax Returns that is or may be subject to taxation by that jurisdiction. Neither the Company nor the Subsidiary is, or ever has been, required to pay Taxes or file Tax Returns in any jurisdiction listed on Disclosure Schedule 3.7(g).

(h) The Company is not a party to any joint venture, partnership, other arrangement or contract treated as a partnership for federal income tax purposes.

(i) The Company has not distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.

(j) The Company has not, to its Knowledge, in any year for which the statute of limitations has not expired (i) taken a reporting position on a Tax Return that, if not sustained, would be reasonably likely to give rise to a penalty for substantial understatement of federal income Tax under Section 6662 of the Code (or any similar provision of state, local or foreign law), or (ii) engaged in a transaction that is the same as one of the types of transactions that the IRS has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Section 1.6011-4(b)(2) of the Treasury Regulations.

(k) The Company has not entered into a transaction that is being accounted for under the installment method of Section 453 of the Code or similar provision of state, local or foreign law, and there is no taxable income of the Company that will be reportable in the taxable period beginning after the Closing Date that is attributable to a transaction or event that occurred prior to the Closing.

3.8 Property

(a) The Company has good, valid and marketable title to all of its assets free and clear of all Encumbrances, except (i) for liens for Taxes not yet due and payable (ii) with respect to the Seller IP, for nonexclusive Outbound Licenses listed on Disclosure Schedule 3.14.2, and (iii) with respect to assets other than Seller IP, for other Permitted Liens. Such assets are sufficient for the conduct of the Company’s business as currently conducted and as currently proposed to be conducted by the Company.

(b) Disclosure Schedule 3.8(b) contains a complete and accurate list of all real property owned, leased or used by the Company. The Company has delivered to Parent correct and complete copies of all leases, subleases, rental agreements, contracts of sale, tenancies or licenses relating to such real property.

(c) Disclosure Schedules 3.8(c) contains a complete and correct list of each item of personal property owned, leased or used by the Company other than the Seller IP with a cost basis in excess of $5,000.

3.9 Contracts

Disclosure Schedule 3.9(i) sets forth a list of each of the following Contracts to which the Company is a party or by which it is bound (the “Material Contracts”):

(a) any Contract (i) providing for payments (whether fixed, contingent or otherwise) by or to it in an aggregate amount of $10,000 or more as of, or after, the date of this Agreement or (ii) that cannot be canceled by the Company with 30 days’ notice without liability, penalty or premium;

(b) any dealer, distributor, OEM (Original Equipment Manufacturer), VAR (Value Added Reseller), sales representative or similar agreement under which any third party is authorized to sell, sublicense, lease, distribute, market or take orders for any product, service or technology of the Company or to provide training or other services (including, without limitation, maintenance or support services) to the Company’s customers;

(c) any joint venture or partnership Contract that has involved, or is reasonably expected to involve, a sharing of profits, expenses or losses with any other party or the joint development of any product, service, software or other technology with any third party;

(d) any Contract for or relating to the employment of any officer, employee or consultant of the Company or any other type of Contract with any officer, employee or consultant of the Company that is not immediately terminable by the Company without cost or other liability;

(e) any Contract, including any indenture, mortgage, trust deed, promissory note, loan agreement, security agreement or guarantee, for the borrowing of money, for a line of credit or for a leasing transaction of a type required to be capitalized in accordance with Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board;

(f) any Contract, including any lease, under which the Company is lessee of or holds or operates any items of tangible personal property or real property owned by any third party, other than tangible personal property with a fair market value of less than $5,000; and

(g) any Contract that restricts the Company from, (i) engaging in any aspect of its business; (ii) participating or competing in any line of business or in any market; (iii) freely setting prices for its products, services or technologies (including most favored customer pricing provisions); (iv) engaging in any business in any market or geographic area; or (v) soliciting potential employees, consultants, contractors or other suppliers or customers.

The Material Contracts are valid, binding and enforceable in accordance with their terms against the Company and, to the Knowledge of the Company, each party thereto, and are in full force and effect except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a court of law or equity); the Company has performed in all material respects all obligations imposed upon it thereunder; and the Company is not in default thereunder; nor is there any event that, with notice or lapse of time, or both, would constitute a default thereunder. Furthermore, to the Knowledge of the Company, no breach or default by any other party to any Material Contract or any provision thereof, nor any condition or event that, with notice or lapse of time, or both, would constitute such a breach or default, has occurred. Correct and complete copies of each Material Contract have been delivered to Parent. Except as set forth in Disclosure Schedule 3.9(ii), no consent is required from any Person under any Material Contract in connection with the consummation of the transactions contemplated by this Agreement, and the Company has not received notice, and is not otherwise aware, that any party to any Material Contract intends to cancel, terminate or refuse to renew such Material Contract or to exercise or decline to exercise any option or right thereunder.

3.10 Customers and Suppliers

Disclosure Schedule 3.10 sets forth (a) a complete and accurate list of the customers of the Company accounting for 1% or more of the Company’s revenues during the 12-month period ended and through July 31, 2004, showing the approximate total revenues from each such customer during such period, and (b) a complete and accurate list of the suppliers from whom the Company has purchased 3% or more of the goods or services purchased by the

Company in the 12-month period ended and through July 31, 2004. As of the date of this Agreement, the Company has not received any notice from its customers or suppliers that would cause it, in its reasonable judgment, to expect any material modification to its relationship with any customers or suppliers named on such Disclosure Schedule 3.10.

3.11 Orders, Commitments and Warranties

Disclosure Schedule 3.11 contains an accurate summary of all outstanding purchase orders received by the Company as of five business days prior to the date of this Agreement which, individually, are in excess of $10,000, and the aggregate of all outstanding purchase orders issued by the Company as of such date (which aggregate includes all material contracts or commitments for the purchase by the Company of materials or other supplies). All such sale and purchase commitments, and any sale or purchase commitments received or made during the five business days prior to the date of this Agreement, were received or made in the ordinary course of business consistent with past practice. During the thirty business days prior to the date of this Agreement, there has been no material increase or decrease in the sale or purchase commitments received or made by the Company from those reflected in Disclosure Schedule 3.11. Disclosure Schedule 3.11 also sets forth the Company’s warranties currently made with respect to its products and services and current policies with respect to returns of products. Except as set forth on Disclosure Schedule 3.11, the Company has not made any other express warranties, and has disclaimed all implied warranties and conditions, in connection with the sale of its products and services. Except as reserved in the Financial Statements, there are no material Claims against the Company for warranty costs with respect to products and services. As used above, the term “warranty costs” shall mean costs and expenses associated with correcting, returning or replacing defective or allegedly defective products or services, whether such costs and expenses arise out of claims sounding in warranty, contract, tort or otherwise.

3.12 Claims and Legal Proceedings

Except as detailed in Disclosure Schedule 3.12, there are no Claims pending or involving or, to the Knowledge of the Company, threatened against the Company before or by any Governmental Body or other Person. There are no outstanding or unsatisfied judgments, orders, decrees or stipulations to which the Company is a party that involve the transactions contemplated herein or that would have a material adverse effect on the Company’s business or assets.

3.13 Employee Benefit Plans

3.13.1 Plan Listing

Disclosure Schedule 3.13.1 contains a complete and accurate list of all Employee Benefit Plans. The Company does not have any agreement, arrangement, commitment or obligation, whether formal or informal, whether written or unwritten and whether legally binding or not, to create, enter into or contribute to any additional Employee Benefit Plan, or to modify or amend any existing Employee Benefit Plan. There has been no amendment, interpretation or other announcement (written or oral) by the Company or any other Person relating to, or change in participation or coverage under, any Employee Benefit Plan that, either alone or together with other such items or events, would be reasonably likely to materially increase the expense of maintaining such Employee Benefit Plan (or the Employee Benefit Plans taken as a whole) above the level of expense incurred with respect thereto for the most recent fiscal year included in the Financial Statements. The terms of each Employee Benefit Plan permit the Company to amend and terminate such Employee Benefit Plan at any time and for any reason without penalty and without material liability or expense. None of the Company’s rights under any Employee Benefit Plan will be impaired in any material respect by this Agreement or the consummation of the transactions contemplated by this Agreement.

3.13.2 Provision of Documents

The Company has delivered to Parent true, correct and complete copies (or, in the case of unwritten Employee Benefit Plans, descriptions) of all the Employee Benefit Plans, along with, to the extent applicable to the particular Employee Benefit Plan, copies of the following: (a) the three most recent annual reports (Form 5500 series) filed with respect to such Employee Benefit Plan; (b) the most recent summary plan description, and all summaries of modifications related thereto, distributed with respect to such Employee Benefit Plan; (c) all contracts and agreements (and any amendments thereto) relating to such Employee Benefit Plan, including, without limitation, all trust agreements, investment management agreements, annuity contracts, insurance contracts, bonds, indemnification agreements and service provider agreements; (d) the most recent determination letter issued by the IRS with respect to such Employee Benefit Plan; (e) the most recent annual actuarial valuation prepared for such Employee Benefit Plan; (f) all written communications during the last three years relating to the creation, amendment or termination of such Employee Benefit Plan, or an increase or decrease in benefits, acceleration of payments or vesting or other events that could result in liability to the Company; (g) all material correspondence to or from any Governmental Body relating to such Employee Benefit Plan; (h) samples of all administrative forms currently in use with respect to such Employee Benefit Plan, including, without limitation, all COBRA and HIPAA forms and notices; and (i) all coverage, nondiscrimination, top-heavy and Code Section 415 tests performed with respect to such Employee Benefit Plan for the last three years.

3.13.3 Compliance

With respect to each Employee Benefit Plan, (a) such Employee Benefit Plan is, and at all times has been, established, maintained, administered, operated and funded in all material respects in accordance with its terms and in compliance with all applicable requirements of all applicable laws, statutes, orders, rules and regulations, including, without limitation, ERISA, COBRA, HIPAA and the Code; (b) the Company and each other Person (including, without limitation, each fiduciary) have, at all times and in all material respects, properly performed all of their duties and obligations (whether arising by operation of law or by contract) under or with respect to such Employee Benefit Plan, including, without limitation, all reporting, disclosure and notification obligations; (c) all returns, reports (including, without limitation, all Form 5500 series annual reports, together with all schedules and audit reports required with respect thereto), notices, statements, summary plan descriptions and other disclosures relating to such Employee Benefit Plan required to be filed with any Governmental Body or distributed to any Employee Benefit Plan participant have been properly prepared and duly filed or distributed, as applicable, in a timely manner; (d) neither the Company nor any fiduciary has engaged in any transaction or acted or failed to act in a manner that violates the fiduciary requirements of ERISA or any other applicable law, statute, order, rule or regulation; (e) no transaction or event has occurred or is threatened or about to occur (including any of the transactions contemplated in or by this Agreement) that constitutes or could constitute a prohibited transaction under Section 406 or 407 of ERISA or under Section 4975 of the Code for which an exemption is not available; and (f) the Company has not incurred, and to the Knowledge of the Company there exists no condition or set of circumstances in connection with which the Company, the Surviving Corporation or Parent would be reasonably likely to incur, directly or indirectly, any liability or expense (except for routine contributions and benefit payments) under ERISA, the Code or any other applicable law, statute, order, rule or regulation, or pursuant to any indemnification or similar agreement, with respect to such Employee Benefit Plan.

3.13.4 Qualification

Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and its related trust and/or group annuity contract is exempt from taxation under Section 501(a) of the Code. Each such Employee Benefit Plan (a) is the subject of an unrevoked favorable determination letter from the IRS with respect to such Employee Benefit Plan’s qualified status under the Code, as amended by the Tax Reform Act of 1986 and all subsequent legislation, including, without limitation, that legislation commonly referred to as “GUST” and “EGTRRA,” or (b) has remaining a period of time under the Code or applicable Treasury Regulations or IRS pronouncements in which to request, and make any amendments necessary to obtain, such a letter from the IRS. Nothing has occurred or is reasonably expected by the Company to occur that could adversely affect the qualification or exemption of any such Employee Benefit Plan or its related trust or group annuity contract. No such Employee Benefit Plan is a “top-heavy plan,” as defined in Section 416 of the Code.

3.13.5 Contributions, Premiums and Other Payments

All contributions, premiums and other payments due or required to be paid to (or with respect to) each Employee Benefit Plan have been timely paid or, if not yet due, have been accrued as a liability on the Company Balance Sheet. All income taxes and wage taxes that are required by law to be withheld from benefits derived under the Employee Benefit Plans have been properly withheld and remitted to the proper depository.

3.13.6 Actions and Investigations

There are no Claims (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened with respect to (or against the assets of) any Employee Benefit Plan, nor, to the Knowledge of the Company, is there any reasonable basis for any such Claim. No Employee Benefit Plan is currently under investigation, audit or review, directly or indirectly, by any Governmental Body, and, to the Knowledge of the Company, no such action is contemplated or under consideration by any Governmental Body.

3.13.7 Pension Plans and Multiple Employer Welfare Arrangements

The Company does not sponsor, maintain or contribute to, nor has it ever sponsored, maintained or contributed to (or been obligated to sponsor, maintain or contribute to), (a) a “multiemployer plan,” as defined in Section 3(37) or Section 4001(a)(3) of ERISA, (b) a multiple employer plan within the meaning of Section 4063 or Section 4064 of ERISA or Section 413 of the Code, (c) an employee benefit plan, fund, program, contract or arrangement that is subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code, or (d) a “multiple employer welfare arrangement,” as defined in Section 3(40) of ERISA.

3.13.8 Post-Termination Benefits

Neither the Company nor any Employee Benefit Plan provides or has any obligation to provide (or contribute toward the cost of) post-employment or post-termination benefits of any kind, including, without limitation, death and medical benefits, with respect to any current or former officer, employee, agent, director or independent contractor of the Company, other than (a) continuation coverage mandated by Sections 601 through 608 of ERISA and Section 4980B(f) of the Code, (b) retirement benefits under any Employee Benefit Plan that is qualified under Section 401(a) of the Code, and (c) deferred compensation that is accrued as a current liability on the Company Balance Sheet.

3.13.9 Related Employers

The Company is not, nor has it ever been, a member of (a) a controlled group of corporations, within the meaning of Section 414(b) of the Code, (b) a group of trades or businesses under common control, within the meaning of Section 414(c) of the Code, (c) an affiliated service group, within the meaning of Section 414(m) of the Code, or (d) any other group of Persons treated as a single employer under Section 414(o) of the Code.

3.13.10 Effect of Transactions

Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or together with the occurrence of any additional or subsequent event(s)) will (a) entitle any individual to severance pay, unemployment compensation or any other payment from the Company, the Surviving Corporation, Parent or any Employee Benefit Plan, (b) otherwise increase the amount of compensation due to any individual or forgive indebtedness owed by any individual, (c) result in any benefit or right becoming established or increased, or accelerate the time of payment or vesting of any benefit, under any Employee Benefit Plan, or (d) require the Company, the Surviving Corporation or Parent to transfer or set aside any assets to fund or otherwise provide for any benefits for any individual.

3.13.11 Leased Employees

No “leased employee,” as defined in Section 414(n) of the Code, performs, or has ever performed, services for the Company.

3.14 Intellectual Property

3.14.1 Seller Intellectual Property

The Company (a) owns or (b) has the valid right or license to use all Seller Technology and Seller Intellectual Property Rights as previously used, currently used and currently proposed by the Company to be used (such Seller Technology and Seller Intellectual Property Rights are hereinafter referred to as the “Seller IP”). The Seller IP is sufficient for the conduct of the Company’s business as currently conducted and as currently proposed to be conducted by the Company. Those items addressed in the Product Roadmap attached hereto as Exhibit 3.14.1 that are to occur within the 12-18 month timeframe identified in such Product Roadmap or related to Alchemy version 8.0 are “currently proposed” for purposes of Section 3.14 of this Agreement. Those items addressed in such Product Roadmap that are to occur beyond the 12-18 month timeframe identified in such Product Roadmap and do not relate to Alchemy version 8.0 are not currently proposed for purposes of Section 3.14 of this Agreement. As used in this Agreement, “Seller-Owned IP” means Seller IP that is owned by the Company and “Third Party IP” means Seller IP that is not owned by the Company. Disclosure Schedule 3.14.1 sets forth a list and description of all the computer programs, databases, development tools and written specifications that form a part of the Seller-Owned IP and of any other Seller-Owned IP that is material to the Company’s business and is used in the Company’s products, is used to provide services to third parties, or is used in connection with the development of such products or services (at a level of specificity that Parent agrees and acknowledges to be acceptable with respect to the items set forth therein).

3.14.2 Intellectual Property Agreements

Disclosure Schedule 3.14.2 sets forth all license agreements or other contracts pursuant to which the Company has the right to use or exploit any Third Party IP (the “Inbound Licenses”), other than object code licenses of commercial off-the-shelf computer software used for internal business purposes under standard shrink-wrapped software licenses having a cost of less than $2,500 per copy (the “Shrink-Wrapped Licenses”), indicating, with respect to each Inbound License, the Third Party IP covered by such Inbound License and the owner of the Third Party IP. Disclosure Schedule 3.14.2 sets forth all license agreements or other contracts to which the Company is a party and pursuant to which any Person is authorized to use any Seller IP (the “Outbound Licenses” and, collectively with the Inbound Licenses and the Shrink-Wrapped Licenses, the “Intellectual Property Agreements”). The Company owns all right, title and interest in and to all Seller-Owned IP free and clear of all Encumbrances and licenses other than the Outbound Licenses. Other than the Intellectual Property Agreements, third party non-disclosure agreements not required to be disclosed under Section 3.14.7 or as set forth on Disclosure Schedule 3.14.2, there are no instruments, licenses, contracts or other agreements governing or relating to any Seller IP. The Company has delivered to Parent complete and correct copies of all third party non-disclosure agreements pursuant to which the Company has disclosed any confidential or proprietary information to any Person (the “Non-Disclosure Agreements”). With respect to the Intellectual Property Agreements and the Non-disclosure Agreements: (a) all are valid, binding and in full force and effect, (b) the Company and, to the Knowledge of the Company, each other party thereto have performed their obligations thereunder, (c) neither the Company nor, to the Knowledge of the Company, any other party thereto is in default thereunder, and (d) there is no event or circumstance that with notice or lapse of time, or both, would constitute a default or event of default, on the part of the Company or, to the Knowledge of the Company, any other party thereto or give to any other party thereto the right to terminate or modify any Intellectual Property Agreement or Non-Disclosure Agreement. The Company has not received notice that any party to any Intellectual Property Agreement intends to cancel, terminate or refuse to renew (if renewable) such Intellectual Property Agreement or to exercise or decline to exercise any option or right thereunder.

3.14.3 Third Party Intellectual Property

Disclosure Schedule 3.14.3 sets forth a list of all Third Party IP that would, in the absence of a license, be infringed or misappropriated by the conduct of the Company’s business, other than Third Party IP described in the Inbound Licenses (at a level of specificity that Parent agrees and acknowledges to be acceptable with respect to the items set forth therein). The Company has the lawful right to use, market, sell, license and otherwise exploit, (a) all Third Party IP that is incorporated in or used in the development or production of the Seller IP, and (b) all other Third Party IP necessary for the conduct of the Company’s business as currently conducted and as currently proposed to be conducted by the Company.

3.14.4 No Violation

Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated herein will, in accordance with their terms, (a) constitute a breach of or default under any Intellectual Property Agreement, (b) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Seller IP, or (c) impair the right of the Company or the Surviving Corporation to use, possess, sell, license or otherwise exploit any Seller IP or portion thereof. Except as set forth on

Disclosure Schedule 3.14.4, no royalties, honoraria, fees or other payments are payable by the Company to any Person by reason of the use, possession, sale, license or other exploitation of any Seller IP to the extent necessary for the conduct of the Company’s business, and none will become payable as a result of the consummation of the transactions contemplated by this Agreement.

3.14.5 No Infringement

The use of the Seller IP (excluding the Seller IP licensed to the Company by Parent before the date of this Agreement) as previously used, currently used and currently proposed by the Company to be used: (a) does not and will not, and will not upon provision of notice or lapse of time, or both, constitute a breach or default under, or otherwise violate, any Intellectual Property Agreement, and (b) does not and will not conflict with, infringe, violate or interfere with or constitute a misappropriation of any intellectual property or proprietary right of any Person. There is no pending or threatened claim or litigation contesting the validity, ownership or right of the Company to use or exercise any Seller IP nor, to the Knowledge of the Company, is there any reasonable basis for any such claim. The Company has not received any notice or Claim (whether written, oral or otherwise) regarding any infringement, misappropriation, misuse, abuse or other interference of or with any third party intellectual property right by the Company or the Seller IP or claiming that any other entity has any claim of infringement with respect thereto nor, to the Knowledge of the Company, is there any reasonable basis for any such claim.

3.14.6 Intellectual Property Registrations

Disclosure Schedule 3.14.6 sets forth all worldwide registrations made by or on behalf of the Company of any patents, copyrights, mask works, trademarks, service marks, rights in Internet or World Wide Web domain names or URLs and all applications and registrations of any Seller-Owned IP and all foreign equivalents (collectively, “Seller IP Registrations”). To the Knowledge of the Company, all Seller IP Registrations are valid, enforceable and subsisting. There are no filings with Governmental Bodies that must be made by the Company within 120 days after the date of this Agreement for the purpose of obtaining, maintaining, perfecting, preserving or renewing any Seller IP Registration. The Company has not conducted its business, and has not used or enforced (or failed to use or enforce) the Seller-Owned IP, in a manner that would result in the abandonment, cancellation or unenforceability of any item of the Seller-Owned IP or the Seller IP Registrations, and the Company has not taken (or failed to take) any action that would result in the forfeiture or relinquishment of any of the Seller-Owned IP or Seller IP Registrations. Disclosure Schedule 3.14.6 lists all unregistered trademarks, trade names, brand names, service marks, logos, domain names or other identifiers used to identify the Company’s products or services or that are material to the Company.

3.14.7 Confidentiality

The Company has taken reasonable and appropriate steps to protect, preserve and maintain the secrecy and confidentiality of its confidential and proprietary information and data. Without limiting the foregoing, the Company has (a) not disclosed confidential or proprietary information to any Person who has not signed a written nondisclosure agreement containing customary terms and (b) at all times maintained and diligently enforced commercially reasonable procedures to protect all confidential and proprietary information relating to the Seller IP. Neither the Company nor any third party acting on the Company’s behalf has disclosed or delivered to any Person, or permitted the disclosure or delivery to any Person of, any Source Code. No event has occurred, and no circumstances or conditions exist, that with or without notice, lapse of time, or both, will, or would reasonably be expected to, result in the disclosure or delivery to any Person of any Source Code. Disclosure Schedule 3.14.7 identifies each contract, agreement and instrument (whether written or oral) pursuant to which the Company has deposited, or is or may be required to deposit, with an escrow agent or any Person, any Source Code. The execution of this Agreement and consummation of the transactions contemplated hereby will not result in the disclosure or release from escrow of any Source Code. As used in this Agreement, “Source Code” means the human readable source code for any software that is part of the Seller IP as well as any associated tools, instructions, source code listings or diagrams, or software design/architecture information used to build a machine-executable object code version of the Source Code.

3.14.8 Agreements With Employees

Disclosure Schedule 3.14.8 lists (a) all current employees and all former employees within two years prior to the date hereof who have been involved in any material respect in, or who contributed in any material respect to, the creation or development of any Seller-Owned IP and (b) all current and former consultants and contractors who have been involved in, or who contributed to, the creation or development of any Seller-Owned IP. No former employee of the Company who was not a United States citizen or who resided outside the United States while employed by the Company has been involved in any material respect in, or contributed in any material respect to, the creation or development of any Seller-Owned IP. Each employee, consultant and contractor identified on Disclosure Schedule 3.14.8 has executed and delivered to the Company a valid and enforceable assignment of all right, title and interest that such consultant, contractor or employee may have or may hereafter acquire in or to such Seller-Owned IP and a valid and enforceable waiver of any and all moral rights that such consultant, contractor or employee may have therein unless such rights would vest in the Company by operation of law. Complete and correct copies of each of these agreements have been delivered to Parent. No current or former employee, officer, director, consultant or contractor has any right, license, claim, moral right or interest whatsoever in or with respect to any Seller IP.

3.14.9 No Violation of Other Agreements of Employees

To the Knowledge of the Company, no current or former employee, consultant or contractor of the Company (a) is in violation of any provision or covenant of any employment contract, patent disclosure agreement, invention assignment agreement, non-disclosure agreement, noncompetition agreement or any other contract or agreement with any Person by virtue of such employee’s, consultant’s or contractor’s being employed by, or performing services for, the Company, (b) is or has used any trade secrets or other confidential or proprietary information of any third party in connection with performing any services for the Company or the development or creation of any Seller-Owned IP, or (c) has developed or created any Seller-Owned IP that is subject to any agreement under which such employee, consultant or contractor has assigned or otherwise granted any third party any rights in or to such Seller-Owned IP. The employment of any current or former employee of the Company, and the use by the Company of any services of any current or former consultant or contractor, has not and does not subject the Company to any liability to any Person for improperly soliciting such employee, consultant or contractor.

3.14.10 Third Party Infringement

To the Knowledge of the Company, there is no unauthorized use, disclosure, infringement, violation or misappropriation of any Seller-Owned IP or any Third Party IP that is used in any of the Company’s products or that is marketed or distributed by the Company by any Person, including any employee or former employee of the Company. The Company has not received any notice (whether written, oral or otherwise) that any Person is infringing, violating or misappropriating any part of the Seller-Owned IP or any Third Party IP that is used in any of the Company’s products or that is marketed or distributed by the Company or otherwise making any unauthorized use of the Seller-Owned IP or any such Third Party IP.

3.14.11 External Funding or Resources

No funding, facilities or resources of any governmental entity, university or other third party (other than funds received in consideration for capital stock) were used in the development or creation of any Seller-Owned IP. To the Knowledge of the Company, no current or former employee, consultant or contractor of the Company who was involved in, or who contributed to, the creation or development of any Seller IP has performed services for any government, university, college or other educational institution or research center during a period of time during which such employee, consultant or contractor was also performing services for the Company.

3.14.12 Public Software

Disclosure Schedule 3.14.12 lists all Public Software that (a) was or is used in connection with the development of any Seller-Owned IP or, to the Knowledge of the Company, any Third Party IP, where the use of such Public Software would cause any of the representations contained in the next sentence to be untrue, (b) was or is incorporated in whole or in part into or otherwise forms any part of any Seller-Owned IP or, to the

Knowledge of the Company, any Third Party IP that is used in any of the Company’s products or that is marketed or distributed by the Company, or (c) has been distributed in whole or in part in conjunction with any product or service provided by the Company. No Public Software included in, used in the development of, or distributed with any Seller IP requires that (i) any Source Code to any Seller-Owned IP or any Source Code to any Third Party IP that is used in any of the Company’s products or that is marketed or distributed by the Company be disclosed, distributed or licensed to Third Parties under the terms of any Public Software license agreement or otherwise, (ii) any Seller-Owned IP or any Third Party IP that is used in any of the Company’s products or that is marketed or distributed by the Company to be licensed for the purpose of making derivative works; (iii) any Seller-Owned IP or any Third Party IP that is used in any of the Company’s products or that is marketed or distributed by the Company be redistributable at no charge, or (iv) any rights or immunities be granted under any Seller-Owned IP or any Third Party IP that is used in any of the Company’s products or that is marketed or distributed by the Company. “Public Software” means any software that contains, or is derived (in whole or in part) from any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including, but not limited to, software licensed or distributed under any of the following licenses or distribution models or licenses or distribution models similar to any of the following: (A) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (B) the Artistic License (e.g., PERL); (C) the Mozilla Public License; (D) the Netscape Public License; (E) the Sun Community Source License (SCSL); (F) the Sun Industry Standards License (SISL); (G) the BSD License; and (H) the Apache License.

3.14.13 Warranty Against Defects

The Seller Technology is free from known material defects and substantially conforms to the applicable published specifications, documentation and samples of such Seller Technology. The Seller Technology does not contain any clock, timer, counter or other limiting or disabling code, design, routine or any viruses, Trojan horses or other disabling or disruptive codes or commands that would cause the Seller Technology contained therein to be erased, made inoperable or otherwise rendered incapable of performing in accordance with its performance specifications and descriptions or otherwise limit or restrict the Company’s ability to use the Seller Technology after a specific or random number of years or copies.

3.14.14 Indemnification

The Company has not entered into any agreement or offered to indemnify any Person against any charge of infringement by the Seller IP or use thereof, or any other intellectual property or right. The Company has not entered into any agreement granting any Person the right to bring any infringement action with respect to, or otherwise to enforce, any of the Seller IP.

3.15 Labor and Employment Matters

(a) There are no material labor disputes, employee grievances or disciplinary actions pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its present or former employees. The Company has complied with all applicable provisions of law relating to employment and employment practices, terms and conditions of employment, wages and hours. Each employee, officer and consultant of the Company has executed a nondisclosure agreement in the form provided to Parent. To the Knowledge of the Company, no employee (or Person performing similar functions) of the Company is in violation of any such agreement or any employment agreement, noncompetition agreement, patent disclosure agreement, invention assignment agreement, proprietary information agreement or other contract or agreement relating to the relationship of such employee with the Company or any other party. All employees of the Company are employed on an “at will” basis, are eligible to work and are lawfully employed in the United States.

(b) Disclosure Schedule 3.15(b) lists (a) the names and current compensation amounts of all directors and officers of the Company; (b) the wage rates for nonsalaried and nonofficer salaried employees of the Company by classification, and all union contracts (if any); (c) all group insurance programs in effect for employees of the Company; and (d) the names and current compensation packages of all independent contractors and consultants of the Company. The Company is not in default with respect to any of its obligations referred to in clause (b) above and has no, and will not incur any, material obligation or liability for severance or back pay owed through or by virtue of the Merger.

3.16 Accounts Receivable

All accounts receivable of the Company reflected in the Financial Statements or existing at the time of the Closing represent amounts due for services performed or sales actually made in the ordinary course of business, properly reflect the amounts due, and have been recorded in accordance with GAAP.

3.17 Licenses, Permits, Authorizations, etc.

The Company has received all Permits required to operate its business. Disclosure Schedule 3.17 contains a list of all Permits with expiration dates, if any. The Company is in compliance with the terms of all Permits, and all Permits are valid and in full force and effect, and no proceeding is pending, the object of which is to revoke, limit or otherwise affect any Permit. The Company has not received any notifications of any asserted failure to obtain any Permit.

3.18 Compliance With Laws

The Company is and has been in compliance with all federal, state, local and foreign laws, rules, regulations, ordinances, decrees and orders applicable to the operation of its business, to its employees, or to its property, including, without limitation, all such laws, rules, ordinances, decrees and orders relating to antitrust, consumer protection, currency exchange, environmental protection, equal opportunity, health, occupational safety, pension, securities and trading-with-the-enemy matters. The Company has not received any notification of any asserted present or past unremedied failure by the Company to comply with any of such laws, rules, ordinances, decrees or orders.

3.19 Brokers or Finders

Except as set forth in Disclosure Schedule 3.19, the Company has not incurred, and will not incur, directly or indirectly, as a result of any action taken by or on behalf of the Company, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.20 Previous Conduct of Business; Insider Interests

To the Knowledge of the Company, no shareholder, officer, director, employee, contractor, consultant or other representative of the Company has any direct or indirect interest (a) in any property, real or personal, tangible or intangible, used in the Company’s business, including, without limitation, any intellectual property, or (b) in any agreement, contract, arrangement or obligation relating to the Company, its business or the Company’s operations. Neither the Company nor, to the Knowledge of the Company, any shareholders, officers, directors, employees, contractors or consultants have any interest, either directly or indirectly, in any entity that presently (i) provides any services, produces and/or sells any products or product lines, or engages in any activity that is the same, similar to or competitive with the Company or (ii) is a supplier, customer or creditor, or has an existing contractual relationship with any of the Company’s employees (or Persons performing similar functions).

3.21 Full Disclosure and Information Supplied

(a) None of the information supplied or to be supplied by the Company for inclusion in the proxy statement to be delivered to its shareholders in connection with any written consent by or meeting of such shareholders, at the date on which such information was supplied prior to the time the Company Shareholders were requested to approve the Merger, contained or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not materially misleading; provided, however, that the Company makes no representations or warranties regarding information furnished by or related to Parent or Acquisition Sub.

(b) No information furnished by the Company to Parent or its representatives in this Agreement or any exhibit or schedule thereto (including, but not limited to, the Financial Statements and all information in the Disclosure Schedules and the other Exhibits hereto) or in the other Transaction Documents contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements so made or information so delivered not materially misleading in light of the circumstances under which they were made.

3.22 Bank Accounts

Disclosure Schedule 3.22 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains a safe deposit box or account of any nature and the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

3.23 Insurance

Disclosure Schedule 3.23 sets forth a true and correct list of all insurance policies maintained by the Company. All insurance policies of the Company are in full force and effect, all premiums with respect thereto covering all periods up to and including the date this representation is made have been paid, and no notice of cancellation or termination has been received with respect to any such policy or binder. Such policies or binders are sufficient for compliance with all requirements of law currently applicable to the Company and of all agreements to which the Company is a party, and will not terminate or lapse by reason of, the transactions contemplated by this Agreement.

3.24 Corporate Books and Records

The Company has furnished to Parent or its representatives for their examination true and complete copies of (a) the articles of incorporation and bylaws of the Company as currently in effect, including all amendments thereto, and (b) the minute books of the Company.

3-B By The Signing Shareholders

To induce Parent to enter into and perform this Agreement, each Signing Shareholder, severally and not jointly, represents and warrants to Parent that the following statements are complete and correct as of the date of this Agreement.

3-B.1 Authority

Such Signing Shareholder has all requisite power, right and authority to enter into this Agreement and the other Transaction Documents to which such Signing Shareholder is a party and to consummate the transactions contemplated hereby and thereby. Such Signing Shareholder has taken, or will take prior to the Closing, all actions necessary for the authorization, execution, delivery and performance of this Agreement and the other Transaction Documents to which such Signing Shareholder is a party.

3-B.2 Ownership

Such Signing Shareholder owns beneficially and of record (except as noted on Disclosure Schedule 3.3(b)) the Shares set forth on Disclosure Schedule 3.3(b), free and clear of any Encumbrance, and does not own, beneficially or record, any other Shares of the Company. If such Signing Shareholder is listed as the beneficial owner of the Shares set forth on Disclosure Schedule 3.3(b), and not the record owner of such Shares, such Signing Shareholder represents and warrants that (a) the record holder of such Shares listed on Disclosure Schedule 3.3(b) is acting solely as such Signing Shareholder’s nominee for the purpose of holding such Shares and has no power or authority, absent instructions from such Signing Shareholder, to vote, or dispose of, the Shares and (b) such Signing Shareholder has the sole and exclusive power and authority to direct the voting, and disposition of, such Shares.

3-B.3 Enforceability

This Agreement has been, and the other Transaction Documents to which such Signing Shareholder is a party on the Closing will be, duly executed and delivered by such Signing Shareholder, and this Agreement is, and each of the other Transaction Documents to which it is a party on the Closing will be, the legal, valid and binding obligation of such Signing Shareholder, enforceable against such Signing Shareholder in accordance with its terms subject to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

3-B.4 No Approvals or Notices Required; No Conflicts

The execution, delivery and performance of this Agreement and the other Transaction Documents by such Signing Shareholder, and the consummation of the transactions contemplated hereby and thereby by such Signing Shareholder, will not (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of any law or any judgment, decree, order, regulation or rule of any court, agency or other governmental authority applicable to such Signing Shareholder, (b) require any consent, approval or authorization of, or declaration, filing or registration with, any Person, or (c) result in a default (with or without the giving of notice or lapse of time, or both) under, acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any agreement, lease, note or other restriction, encumbrance, obligation or liability to which such Signing Shareholder is a party or by which it is bound or to which any assets of such Signing Shareholder are subject.

3-B.5 Claims Against the Company

Such Signing Shareholder does not have any past, present or contemplated Claims against the Company or any of its officers or directors (in their capacities as officers and directors of the Company); provided, however, that such Signing Shareholder makes no representation or warranty with respect to Claims against the Company’s officers and directors in connection with the transactions contemplated by this Agreement that are based on fraud; and provided, further, that the foregoing shall not in any way limit the Signing Shareholders’ rights to contribution from any officer of the Company pursuant to Section 6(d) the Transaction Incentive Plan.

Section 4. Representations and Warranties of Parent and Acquisition Sub

To induce the Company and the Signing Shareholders to enter into and perform this Agreement, each of Parent and Acquisition Sub represents and warrants to the Company and the Signing Shareholders that the following statements are complete and correct as of the date of this Agreement.

4.1 Organization; Good Standing; Corporate Authority; Enforceability

Parent is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Parent has all requisite corporate power and authority to own, operate and lease its properties and assets, to carry on its business as now conducted and as proposed to be conducted, to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is a party, and to carry out the transactions contemplated hereby and thereby. All corporate action on the part of Parent and its officers, directors and shareholders necessary for the authorization, execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party, the consummation of the transactions contemplated hereby and thereby, and the performance of all of Parent’s obligations under this Agreement and the other Transaction Documents to which it is a party has been taken. This Agreement and the other Transaction Documents to which Parent is a party have been duly executed and delivered by Parent, and this Agreement is, and each of the other Transaction Documents to which Parent is a party is, a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms.

Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Acquisition Sub has all requisite corporate power and authority to own, operate and lease its properties and assets, to carry on its business as now conducted and as proposed to be conducted, to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is a party, and to carry out the transactions contemplated hereby and thereby. All corporate action on the part of Acquisition Sub and its officers, directors and shareholders necessary for the authorization, execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party, the consummation of the transactions contemplated hereby and thereby, and the performance of all of Acquisition Sub’s obligations under this Agreement and the other Transaction Documents to which it is a party has been taken. This Agreement and the other Transaction Documents to which Acquisition Sub is a party have been duly executed and delivered by Acquisition Sub, and this Agreement is, and each of the other Transaction Documents to which Acquisition Sub is a party is, a legal, valid and binding obligation of Acquisition Sub, enforceable against Acquisition Sub in accordance with its terms. Acquisition Sub is newly formed and wholly owned by Parent, has no employees and no material assets or liabilities, and has not engaged in any business except in connection with this Agreement.

4.2 No Approvals or Notices Required; No Conflicts With Instruments

The execution, delivery and performance by Parent and Acquisition Sub of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, will not (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of any law or any judgment, decree, order, regulation or rule of any court, agency or other governmental authority applicable to Parent and Acquisition Sub, (b) require Parent or Acquisition Sub to obtain any consent, approval or authorization of, or declaration, filing or registration with, any Person, or (c) constitute a violation of any provisions of the respective articles of incorporation or bylaws of Parent or Acquisition Sub or of any contract, agreement, arrangement, commitment or undertaking by which they are bound.

4.3 Tax Consequences

Parent does not make any representation or warranty with respect to, and expressly disclaims any responsibility for, any Tax consequences to the Company Shareholders arising out of the structure or terms of this Agreement, or the negotiation or consummation hereof. Each Company Shareholder shall be solely responsible for any such Tax consequences.

4.4 Brokers or Finders

Except for fees payable to Needham & Company, Inc., which are the sole liability of Parent, Parent has not incurred, and will not incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

Section 5. Covenants

5.1 Interim Operations of the Company

(a) Prior to the Closing (i) the Company shall conduct its business and operations (A) in the ordinary course and in accordance with past practices and (B) in compliance with all applicable legal requirements and the requirements of all Material Contracts, and (ii) the Company shall use its reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and other employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with it or its subsidiaries, as the case may be.

(b) Prior to the Closing, except to the extent Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not:

(i) amend its articles of incorporation or bylaws (except as specifically contemplated in this Agreement) or other charter or organizational documents, or effect a stock split, division, or subdivision of shares, reverse stock split, consolidation of shares or similar transaction;

(ii) effect or become a party to any merger, consolidation, amalgamation, share exchange or other business combination;

(iii) except for any distribution of the Company’s Net Cash to the Company Shareholders immediately prior to the Closing pursuant to Section 2.12, declare, set aside or pay any dividend (whether payable in cash, stock or property) or make any other distribution in respect of any shares of capital stock;

(iv) form any subsidiary or acquire any equity interest in any other Person;

(v) issue, sell, grant or authorize the issuance or grant of any capital stock or other security, or any instrument convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any capital stock or other securities; provided; however, that the foregoing shall not be deemed to prohibit the exercise or conversion of any stock options, warrants or other derivative securities outstanding as of the date hereof;

(vi) except as contemplated by this Agreement, amend or waive any of its rights under, or alter the acceleration of the vesting under, any provision of any stock option plan, any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant or other security or any related Contract;

(vii) transfer, lease or license to any third party, or encumber, any material assets other than in the ordinary course of business;

(viii) repurchase, redeem or otherwise acquire any shares of the capital stock;

(ix) lend money to any Person or incur any indebtedness for borrowed money or guarantee any indebtedness, except for (A) short-term borrowings incurred in the ordinary course of business and (B) borrowings pursuant to the Debt Agreements in the ordinary course of business;

(x) establish, adopt or materially amend any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock,

pension, retirement, deferred compensation or other employee benefit plan agreements or plans for the benefit of any director, officer or employee, or pay any bonus or increase the wages, salary, considerations, fringe benefits or other compensation or remuneration payable to any director, officer or employee (except for amendments to comply with applicable law or increases in the ordinary course of business that are consistent with past practices or that, in the aggregate, do not result in a material increase in benefits or compensation expense or as expressly contemplated by this Agreement or any of the Transaction Documents);

(xi) enter into or become bound by any Material Contract other than in the ordinary course of business, or amend or prematurely terminate any Contract or exercise, waive, release or assign any material right or claim under any Material Contract;

(xii) change any of its methods of accounting or accounting practices;

(xiii) make or change any election with respect to Taxes, adopt or change any method of accounting with respect to Taxes, file any amended Tax Return, surrender any right to a claim for Taxes, or enter into any closing agreement, settle any Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment;

(xiv) make any capital expenditure in excess of $25,000;

(xv) hire any employee at the level of Vice President or above;

(xvi) take or permit to exist any action or condition specified in Section 3.6(b), (c), (d), (e) and (g); or

(xvii) enter into an agreement to take any of the actions described in clauses (i) through (xvi) of this Section 5.1(b).

5.2 Meeting of the Company Shareholders

The Company shall use all reasonable efforts to call, give notice of, convene and hold a meeting of its shareholders to consider, act upon and vote upon the adoption and approval of this Agreement, the Merger, the Pre-Effective Time Articles Amendment and any other matters that require approval of the Company’s shareholders in connection with the consummation of the transactions contemplated by this Agreement (the “Shareholders’ Meeting”). The Shareholders’ Meeting will be held as promptly as reasonably practicable. The Company shall use all reasonable efforts to ensure that the Shareholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Shareholders’ Meeting are solicited, in compliance with all applicable legal requirements. Notwithstanding the foregoing, the Company may obtain the requisite shareholder approval through the unanimous written consent of its shareholders in the absence of the Shareholders’ Meeting in accordance with the CBCA. The Company shall provide Parent with a reasonable opportunity to review and comment on the materials to be provided to the Company’s shareholders in connection with the Shareholders’ Meeting, including, without limitation, the proxy and/or information statement soliciting approval of this Agreement, the Merger, the Pre-Effective Time Articles Amendment and any other matters that require approval of the Company’s shareholders in connection with the consummation of the transactions contemplated by this Agreement.

5.3 Termination of Equity Rights

The Company shall, promptly after the date of this Agreement, take all such actions as are permitted or required under the terms of any stock option plan or other equity agreement or documents to give effect to the holders thereof such that all equity rights thereunder shall be exercised or converted, to the extent then exercisable or convertible, or shall terminate, no later than immediately prior to the Effective Time.

5.4 Access to Information

The Company shall afford to the officers, employees, accountants, counsel and other representatives of Parent reasonable access to all of the properties, books, contracts, commitments and records of the Company during normal business hours and after reasonable notice. The Company shall also furnish promptly to such representatives all other information, including, but not limited to, financial information, concerning the Company and properties and personnel as they may reasonably request and as is available to the Company without undue expense; provided, however, that notwithstanding the foregoing provisions of this Section 5.4 or any other provision of this Agreement, the Company shall not be required to provide any information that is subject to a confidentiality agreement. The access afforded and information furnished pursuant to this Section 5.4 shall include, without limitation, such access and information reasonably necessary for Parent to verify the accuracy of the Closing NWC Statement.

5.5 Publicity

No party hereto shall issue any press release or otherwise make public statements with respect to the transactions contemplated by this Agreement other than the issuance by Parent and the Company of a press release announcing this Agreement and the transactions contemplated hereby or as required by law, including the filing of a report on Form 8-K, as appropriate. Prior to such issuance, the issuing party will consult with the other parties to this Agreement regarding the content of the press release. No party to this Agreement shall be required to consult with the others prior to making any such filing if doing so would cause the filing party to be in violation of its reporting requirements under applicable law. If this Agreement is terminated pursuant to Section 8 by either the Company or Parent, the proposed terms of the Merger and all Merger-related discussions shall remain confidential and shall not be disclosed to any Person without the consent of the other parties except as may be required by law or regulatory authorities.

5.6 Commercially Reasonable Efforts

Upon the terms and subject to the conditions set forth in this Agreement and otherwise provided in this Section 5.6, each of the Company and Parent agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (a) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Bodies and the making of all necessary registrations and filings (including filings with Governmental Bodies) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Body, (b) the obtaining of all necessary consents, approvals or waivers from third parties, (c) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, and (d) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.

5.7 Resignation of Directors and Officers

The Company shall obtain and deliver to Parent on or prior to the Closing the resignation of each director and officer of the Company to be effective as of the Closing.

5.8 Tax Matters

(a) Parent shall be responsible for making proper and timely filings of all Tax Returns for all Pre-Closing Tax Periods that are required to be filed by the Company after the Closing Date. All such Tax Returns prepared by the Parent shall be prepared and filed in a manner consistent with past practice of the Company, unless such practice does not have sufficient legal support to avoid the imposition of penalties or except as required by change in applicable law. Parent shall permit the Shareholder Representatives to review and comment on each such Tax Return no later than 30 days prior to the filing of such Tax Return. Parent shall not file any such Tax Return it is required to file without the Shareholder Representatives’ written consent, which consent shall not be unreasonably withheld.

(b) The U.S. federal income Tax Return of the Company for the year that ends on the Closing Date shall be prepared in accordance with Treasury Regulation Section 1.1502-76 issued under the Code; provided, however, that no election will be made under Treasury Regulation Section 1.1502-76(b)(2)(ii)(D). To the extent applicable, any state or local income Tax Returns of the Company shall be prepared in accordance with comparable provisions under state or local law.

(c) The Company Shareholders shall pay all sales, transfer, stamp and similar Taxes, levies, charges and fees resulting from the transactions contemplated by this Agreement.

(d) In the case of any Straddle Period, the amount of any Taxes based on or measured by income or receipts for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time), and the amount of other Taxes for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(e) Any Tax sharing or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, Parent and the Company and the Surviving Corporation shall not be bound thereby or have any liability thereunder.

(f) The parties shall provide each other with such assistance as may reasonably be requested by the others in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceeding relating to liabilities for Taxes. Such assistance shall include making employees available on a mutually convenient basis to provide additional information or explanation of material provided hereunder and shall include providing copies of relevant Tax Returns and supporting material. The parties will provide each other with any records or information that may be relevant to such preparation, audit, examination, proceeding or determination.

(g) The parties agree to treat any indemnification payment made pursuant to Section 9 as an adjustment to the Merger Consideration for federal, state and local income Tax purposes.

5.9 Voting Agreements

The Signing Shareholders, who represent holders of at least two-thirds of each of the Common Stock (including the preferred stock voting on an as-converted-to-common-stock basis), the Series A Preferred, the Series B Preferred and the Series C Preferred shall have executed, concurrently with the execution of this Agreement, and shall fulfill the terms of, voting agreements in the form of Exhibit 5.9.

5.10 Termination of 401(k) Plans

The Company shall terminate each of its Employee Benefit Plans that constitutes a “401(k) plan” (each such Employee Benefit Plan, a “Company 401(k) Plan”) prior to the Closing Date, unless Parent, in its sole and absolute discretion, agrees to sponsor and maintain such plan by providing the Company with written notice of such election not less than five days prior to the Closing Date. Prior to the Closing Date, the Company shall provide Parent with evidence reasonably satisfactory to Parent that each Company 401(k) Plan with respect to which Parent has not provided the notice specified in the immediately preceding sentence has been terminated pursuant to resolutions of the Company’s Board of Directors (the form and substance of such resolutions shall be subject to advance review and approval by Parent, which approval shall not be unreasonably withheld), effective not later than the day immediately preceding the Closing Date.

5.11 No Alternative Transactions

Unless this Agreement shall have been terminated in accordance with its terms, neither the Company nor any of the Signing Shareholders shall, directly or indirectly, through any officer, director, agent or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any Person relating to any acquisition or purchase of all or (other than in the ordinary course of business) any portion of the assets of, or any equity interest in, the Company or any business combination with the Company, or participate in any negotiations regarding, or furnish to any other Person any information with respect to, or otherwise cooperate or negotiate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. The Company and the Signing Shareholders shall notify Parent promptly if any such proposal or offer, or any inquiry or contact with any Person with respect thereto, is made and shall, in any such notice to Parent, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or contact.

5.12 Final Merger Consideration Spreadsheet

The Company shall prepare, and deliver to Parent at least one business day prior to the Closing, a spreadsheet (the “Final Spreadsheet”) in form of the Preliminary Spreadsheet, which Final Spreadsheet shall be certified by the Chief Executive Officer of the Company as complete, correct and in accordance with the Restated Articles, as amended by the Pre-Effective Time Articles Amendment, and Section 2 of this Agreement, which separately lists, as of immediately prior to the Effective Time, each Company Shareholder and his, her or its address, the number of Shares held by such Company Shareholder (including whether such Shares are Common Stock, Series A Preferred, Series B Preferred or Series C Preferred and the respective certificate numbers), the amount of Merger Consideration payable to such Company Shareholder, such Company Shareholder’s Escrow Portion and such Company Shareholder’s Pro Rata Portion.

5.13 Notification of Certain Matters

Each party shall give prompt notice to the other parties of (a) the occurrence or nonoccurrence of any event that would be reasonably likely to cause (i) any representation or warranty made by such party contained in this Agreement or any other Transaction

Document to be untrue or inaccurate in any material respect, (ii) any covenant or agreement contained in this Agreement not to be complied with in any material respect, or (iii) any condition contained in this Agreement not to be satisfied, and (b) any material failure by such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.13 shall not limit or otherwise affect the remedies available to the parties hereunder.

5.14 From 5500s

Prior to the Closing Date, the Company prepare and submit to the Department of Labor under its Delinquent Filer Voluntary Compliance Program any Form 5500s related to the Employee Benefit Plans that Parent identifies as being delinquent and shall pay any penalties related thereto.

5.15 Letters of Transmittal

The Company shall use its reasonable best efforts to obtain and deliver to Parent prior to the Closing a complete and executed Letter of Transmittal from each Company Shareholder, which reasonable best efforts shall include, without limitation, reasonably diligent efforts by management of the Company to make personal contact with each Company Shareholder by phone or via electronic mail as promptly as practicable following the execution of this Agreement. The Company shall promptly (and in any event prior to Closing) inform Parent if any Company Shareholder refuses to complete and execute a Letter of Transmittal.

Section 6. Conditions Precedent to Obligations of Parent and Acquisition Sub to Effect the Merger

The obligation of Parent and Acquisition Sub to effect the Merger and purchase the Shares shall be subject to the satisfaction or waiver of the following conditions prior to the Closing:

6.1 Representations and Warranties

The representations and warranties of the Company (including any certification by an officer of the Company) and the Company Shareholders in this Agreement and the other Transaction Documents (a) shall have been true and correct when made (provided that any such representations and warranties that are not qualified by materiality shall be true and correct when made in all material respects) and (b) (i) such representations and warranties that are qualified by materiality shall be true and correct and (ii) such representations and warranties that are not qualified by materiality shall be true and correct in all material respects, in the case of clauses (b)(i) and (ii), on and as of the Closing with the same force and effect as if they had been made on the Closing Date (except in the case of clauses (b)(i) and (ii) for any such representations and warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties that are qualified by materiality will be true and correct, and such representations and warranties that are not qualified by materiality will be true and correct in all material respects, on and as of such specified date or dates).

6.2 Performance of Covenants

Each covenant or obligation contained in this Agreement that the Company or the Company Shareholders are required to comply with or perform at or prior to the Closing shall have been complied with and performed in all material respects.

6.3 Shareholder Approval

(a) This Agreement shall have been duly adopted and approved, and the Merger shall have been duly approved by the Company’s shareholders.

(b) Any contract, agreement, plan or arrangement, including the transactions contemplated by this Agreement and the Transaction Incentive Plan, to which the Company is a party that would be reasonably likely to give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code shall have been submitted for approval by the Company’s shareholders in accordance with the requirements of Section 280G of the Code.

6.4 Consents

The Company shall have obtained all consents listed in Disclosure Schedule 3.4 which are identified on such Disclosure Schedule as conditions to the Closing.

6.5 Compliance Certificate

Parent shall have received a certificate executed on behalf the Company by its Chief Executive Officer or the equivalent confirming that each of the conditions set forth in Sections 6.1, 6.2, 6.3 and 6.4 has been duly satisfied.

6.6 No Material Adverse Effect

No event shall have occurred that has had or would be reasonably likely to have a material adverse effect on the business, operations, assets, liabilities (absolute, accrued, contingent or otherwise), condition (financial or other) or prospects of the Company, other than (a) any such effect resulting directly from the public announcement of this Agreement, (b) any change, event, occurrence or condition generally applicable to the industry in which the Company operates, or (c) general, geopolitical, economic or market conditions (which in the case of clause (b) or (c) does not have a materially disproportionate effect on the Company, relative to other industry participants).

6.7 No Restraints

No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any legal requirement enacted that makes consummation of the Merger illegal.

6.8 No Litigation

There shall not be pending any legal proceeding that challenges or seeks to restrain or prohibit the consummation of the Merger.

6.9 Options and Warrants

All options, warrants and other rights to purchase capital stock of the Company shall have been exercised, converted or terminated.

6.10 Employment and Noncompetition Arrangements

(a) The employees of the Company listed on Disclosure Schedule 6.10(a) shall not have revoked the offer letters, noncompetition agreements and/or other related agreements (as set forth on such Disclosure Schedule) entered into with Parent or the Company (or Parent’s designee) on or prior to the date of this Agreement.

(b) The employees of the Company listed on Disclosure Schedule 6.10(b) shall have executed and not revoked Confidential Information, Inventions And Noncompetition Agreements in the form executed by the employees listed in Disclosure Schedule 6.10(a) and referenced in such Disclosure Schedule.

6.11 Termination of Debt Agreements

A release and payoff letter relating to each of the Debt Agreements shall have been executed and delivered to Parent.

6.12 Legal Opinion

Parent shall have received an opinion of counsel to the Company, dated as the Closing Date, in substantially the form attached as Exhibit 6.12.

6.13 FIRPTA Certificate

Parent shall have received from the Company, pursuant to Section 1445 of the Code, a certificate as of the Closing Date in substantially the form attached as Exhibit 6.13.

6.14 Escrow Agreement

The Shareholder Representatives, on behalf of the Company Shareholders and the Escrow Agent shall have executed and delivered the Escrow Agreement.

6.15 Dissenting Shares

No more than 5% of the Shares shall be Dissenting Shares as of the Effective Time.

6.16 Secretary’s Certificate

Parent shall have received a certificate of the Secretary of the Company, in form and substance reasonably satisfactory to Parent, as to the authenticity and effectiveness of the actions of the Board of Directors and shareholders of the Company authorizing the Merger and the transactions contemplated by this Agreement and the other Transaction Documents. Copies of the Company’s articles of incorporation, certified by the Colorado Secretary of State, and bylaws, certified by the Secretary of the Company, shall be attached to such certificate.

6.17 Termination of Stockholders Agreement

The Stockholders Agreement referred to in Disclosure Schedule 3.3(d) shall have been terminated and of no further force or effect.

6.18 Pre-Effective Time Articles Amendment

The Pre-Effective Time Articles Amendment shall have been approved by the Company’s shareholders, been filed with the Colorado Secretary of State and be in full force and effect as of immediately prior to the Effective Time.

6.19 Conversion of Series A Preferred

Each issued and outstanding share of Series A Preferred shall have been converted to Common Stock.

6.20 Letters of Transmittal

Conister Systems Limited shall have completed, executed and delivered to Parent a Letter of Transmittal.

Section 7. Conditions to the Obligation of the Company

The obligation of the Company to effect the Merger shall be subject to the satisfaction or waiver of the following conditions prior to the Closing:

7.1 Shareholder Approval

This Agreement and the Merger shall have been approved by the Company’s shareholders.

7.2 Representations and Warranties

The representations and warranties of Parent and Acquisition Sub in this Agreement and the other Transaction Documents (a) shall have been true and correct when made (provided that any such representations and warranties that are not qualified by materiality shall be true and correct when made in all material respects) and (b) (i) such representations and warranties that are qualified by materiality shall be true and correct and (ii) such representations and warranties that are not qualified by materiality shall be true and correct in all material respects, in the case of clauses (b)(i) and (ii), on and as of the Closing with the same force and effect as if they had been made on the Closing Date (except in the case of clauses (b)(i) and (ii) for any such representations and warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties that are qualified by materiality will be true and correct, and such representations and warranties that are not qualified by materiality will be true and correct in all material respects, on and as of such specified date or dates).

7.3 Performance of Covenants

Each covenant or obligation contained in this Agreement that Parent or Acquisition Sub is required to comply with or perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.4 Documents

The Company shall have received a certificate executed on behalf of Parent by an executive officer of Parent confirming that the conditions set forth in Sections 7.2 and 7.3 have been duly satisfied.

7.5 No Restraints

No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any legal requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

7.6 No Litigation

There shall not be pending any legal proceeding that challenges or seeks to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement.

7.7 Legal Opinion

The Company shall have received an opinion of counsel to Parent, dated as of the Closing Date, in substantially the form attached as Exhibit 7.7.

7.8 Escrow Agreement

Parent and the Escrow Agent shall have executed and delivered the Escrow Agreement.

7.9 Secretary’s Certificate

The Company shall have received a certificate of the Secretary of Parent and Acquisition Sub, in form and substance reasonably satisfactory to the Company, as to the authenticity and effectiveness of the actions of the Board of Directors of Parent and Acquisition Sub and the shareholders of Acquisition Sub authorizing the Merger and the transactions contemplated by this Agreement and the other Transaction Documents.

Section 8. Termination

8.1 Termination

This Agreement may be terminated and the Merger may be abandoned (notwithstanding any approval of the Merger by the shareholders of the Company):

(a) by mutual written consent of the Company and Parent at any time prior to the Effective Time;

(b) by Parent or the Company if the Merger shall not have been consummated on or before November 15, 2004 (the “Upset Date”); provided, however, that the right to terminate this Agreement under this clause (b) shall not be available to any party whose willful failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Upset Date;

(c) by Parent or the Company at any time prior to the Effective Time if there shall be enacted after the date hereof any law that makes consummation of the Merger illegal or any court of competent jurisdiction shall have issued a final and nonappealable permanent injunction prohibiting the Merger;

(d) by Parent if (i) any of the representations and warranties of the Company contained in this Agreement shall be incorrect or incomplete as of the date of this Agreement, or shall have become incorrect or incomplete as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 6.1 would not be satisfied or (ii) any of the covenants of the Company contained in this Agreement shall have been breached such that the condition set forth in Section 6.2 would not be satisfied; provided, however, that if an inaccuracy in any of the representations and warranties of the Company as of a date subsequent to the date of this Agreement or a breach of a covenant by the Company is curable by the Company, and the Company is continuing to exercise all reasonable efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 8.1(d) on account of such inaccuracy or breach until the Upset Date;

(e) by the Company if (i) any of the representations and warranties of Parent contained in this Agreement shall be incorrect or incomplete as of the date of this Agreement, or shall have become incorrect or incomplete as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 7.2 would not be satisfied or (ii) if any of the covenants of Parent contained in this Agreement shall have been breached such that the condition set forth in Section 7.3 would not be satisfied; provided, however, that if an inaccuracy in any of the representations and warranties of Parent as of a date subsequent to the date of this Agreement or a breach of a covenant by Parent is curable by Parent, and Parent is continuing to exercise all reasonable efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 8.1(e) on account of such inaccuracy or breach until the Upset Date; or

(f) by Parent (i) if the Shareholders’ Meeting shall have been held and (ii) either (x) this Agreement and the Merger shall not have been approved at the Shareholders’ Meeting or (y) more than 5% of the Shares shall be Dissenting Shares.

8.2 Effect of Termination

In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect and no party hereto shall have any liability to the others except that this Section 8.2 and Section 10 and the terms and conditions set forth in the Confidentiality Agreements shall survive the termination of this Agreement and shall remain in full force and effect; and, provided, further, that nothing herein will relieve any party from liability for any willful breach of this Agreement.

Section 9. Survival and Indemnification

9.1 Survival

All representations and warranties contained in this Agreement or the other Transaction Documents shall survive the Closing for a period of 18 months after the Effective Time and shall not be deemed waived or otherwise affected by any investigation made or knowledge acquired with respect thereto; provided, however, that (a) any claim based on Section 3.3 (Capitalization), Section 3.8 (Property) and Section 3.14 (Intellectual Property) shall survive the Closing for a period of two years after the Effective Time and (b) any Claim based on Section 3.7 (Tax Matters) and Section 3.13 (Employee Benefit Plans) shall survive the Closing for the relevant statute of limitations applicable to such matters, plus 90 days. The covenants and agreements contained in this Agreement that contemplate performance after the Closing shall survive the Closing and shall continue until all obligations with respect thereto shall have been performed or satisfied or shall have been terminated in accordance with their terms.

9.2 Indemnification by the Company Shareholders

The Company Shareholders shall, severally and not jointly with respect to each claim according to their respective Pro Rata Portions (except as set forth in and subject to Section 9.4(b)), indemnify and hold Parent, and its officers, directors and Affiliates (the “Parent Indemnified Parties”) harmless from and against any and all losses, damages, debts, liabilities, obligations, judgments, orders, awards, writs, injunctions, decrees, fines, penalties, direct costs or reasonable expenses, including, without limitation, any reasonable legal or accounting fees or expenses (collectively, the “Losses”) incurred by the Parent Indemnified Parties arising out of or in connection with:

(a) any breach of any representation or warranty made by the Company (including any certification by an officer of the Company) or the Company Shareholders in this Agreement or any of the other Transaction Documents; provided, however, that each Company Shareholder shall be solely liable for any inaccuracy, misrepresentation, breach of or default in any of the representations and warranties given or made by such Company Shareholder in Section 3-B; and

(b) any breach or violation of or noncompliance with any covenant or other agreement of the Company or the Company Shareholders contained in this Agreement or the other Transaction Documents; provided, however, that each Company Shareholder shall be solely liable for any breach or violation of or noncompliance with any covenant or other agreement given or made by such Company Shareholder in this Agreement or the other Transaction Documents.

9.3 Indemnification by Parent

Parent shall indemnify and hold the Company Shareholders and their respective officers, directors and Affiliates (the “Company Indemnified Parties” and, together with the Parent Indemnified Parties, the “Indemnified Parties” and each an “Indemnified Party”) harmless from and against any and all Losses incurred by such Company Indemnified Parties arising out of or in connection with:

(a) any breach of any representation or warranty made by Parent in this Agreement or any of the other Transaction Documents; and

(b) any breach or violation of or noncompliance with any covenant, condition or other agreement of Parent contained in this Agreement or the other Transaction Documents.

9.4 Threshold on Indemnification; Limits on Indemnification

(a) The Indemnified Parties shall not be entitled to receive any indemnification payment with respect to Indemnification Claims made under Section 9.2 or 9.3, as the case may be, until the aggregate Losses that such Indemnified Party would be otherwise entitled to receive as indemnification with respect to Indemnification Claims exceed One Hundred Twenty-Five Thousand Dollars ($125,000) (the “Threshold”); provided, however, that once such aggregate Losses exceed the Threshold, such Indemnified Party shall be entitled to receive indemnification payment for all Losses without regard to the Threshold.

(b) To the extent any Indemnification Claim is made against the Escrow Amount during the term of the Escrow Agreement, the indemnification obligations of the Company Shareholders solely with respect to the Escrow Amount shall be joint and several (meaning that during the term of the Escrow Agreement, the entire Escrow Amount, including the Management Escrow Amount, shall be available to satisfy Indemnification Claims made by the Parent Indemnified Parties without regard to any Company Shareholder’s interest therein).

(c) Notwithstanding anything herein to the contrary, the liability of each Company Shareholder for Indemnification Claims made pursuant to Section 9.2 (inclusive of any such Indemnification Claims referred to in clause (ii) below) shall be limited to its Pro Rata Portion of $5,000,000 (with respect to each Company Shareholder, such Company Shareholder’s “Cap”), including each such Company Shareholder’s Escrow Portion; provided; however, that (i) during the term of the Escrow Agreement, each Company Shareholder’s Escrow Portion shall be available to satisfy Indemnification Claims without regard to such Company Shareholder’s Cap, (ii) with respect to Claims made during the 12-month period following the Closing Date, the liability of each Company Shareholder for Indemnification Claims based on Section 3.3 (Capitalization), Section 3.8 (Property) and Section 3.14 (Intellectual Property) shall be limited to its Pro Rata Portion of seventy-five percent (75%) of the Merger Consideration (inclusive of any other Indemnifications Claims made pursuant to Section 9.2), including such Company Shareholder’s Escrow Portion, (iii) each Company Shareholder shall be solely liable for any Losses caused by any inaccuracy, misrepresentation, breach of, or default in, any of the representations and warranties given or made by such shareholder up to the full amount of the Merger Consideration each Company Shareholder is entitled to receive under Section 2.5 of the Agreement, and (iv) the liability of each Company Shareholder for any Claims, including Indemnification Claims, based on fraud by the Company shall be limited to its Pro Rata Portion of the Merger Consideration.

(d) To the extent Parent receives a distribution from the Escrow Amount pursuant to Section 2.8(c) because the final determination of the Net Working Capital was less than the amount set forth on the Closing NWC Statement, then indemnification under this Section 9 shall not be available for Indemnification Claims based on the inaccuracy or omission of any items shown or omitted, as the case may be, in the Closing NWC Statement that were corrected or added, as the case may be, in the final determination of the Net Working Capital.

9.5 Procedure for Indemnification

(a) An Indemnified Party shall give written notice of any Claim for indemnification under this Section 9 (an “Indemnification Claim”) (i) in the case of an Indemnification Claim against Parent, to Parent and (ii) in the case of an Indemnification Claim against the Company Shareholders (or any Company Shareholder), to the Shareholder Representatives (in this context, Parent, on the one hand, and the Company Shareholders (or any Company Shareholder), on the other hand, are each referred to herein as an “Indemnifying Party” and together as the “Indemnifying Parties”), as promptly as practicable, but in any event (A) prior to the expiration of any survival period for such Indemnification Claim, and (B) if such Indemnification Claim relates to the assertion against an Indemnified Party of any Claim by a third party (a “Third Party Claim”), within 30 days after receipt by the Indemnified Party of written notice of a legal process relating to such Third Party Claim; provided, however, that, with respect to the time limits set forth in the foregoing clause (B), no delay on the part of an Indemnified Party in notifying the Indemnifying Parties shall relieve the Indemnifying Parties of any obligation under this Section 9 except to the extent, and only to the extent, that the Indemnifying Parties are materially and adversely affected thereby. Any such notice shall describe the nature of the Indemnification Claim, the amount thereof if then ascertainable and, if not then ascertainable, the estimated maximum amount thereof, and the provision or provisions of this Agreement on which the Indemnification Claim is based.

(b) (i) Subject to Section 9.5(c), the Indemnifying Parties shall have the right, upon written notice given to the Indemnified Party within 30 days after receipt of the notice from the Indemnified Party of any Third Party Claim, to assume the defense or handling of such Third Party Claim, at the Indemnifying Parties’ sole expense, in which case the provisions of Section 9.5(b)(ii) shall govern.

(ii) The Indemnifying Parties shall select counsel to conduct the defense or handling of such Third Party Claim reasonably satisfactory to the Indemnified Party. The Indemnifying Parties shall defend or handle such Third Party Claim in consultation with the Indemnified Party and in such manner as is reasonable under the circumstances and shall keep the Indemnified Party timely apprised of the status of such Third Party Claim. The Indemnifying Parties shall not, without the prior written consent of the Indemnified Party and, in the case of the Parent Indemnified Parties, Parent (if different), agree to a settlement of any Third Party Claim, which consent will not be unreasonably withheld. The Indemnified Party shall cooperate with the Indemnifying Parties and shall be entitled to participate in but not control the defense or handling of such Third Party Claim with its own counsel and at its own expense. The Indemnified Party shall not, without the prior written consent of the Indemnifying Parties (which consent shall not be unreasonably withheld), agree to a settlement of any Third Party Claim that is being defended and handled by the Indemnifying Parties pursuant to this Section 9.5(b)(ii).

(c) (i) If (A) the Indemnifying Parties do not give written notice to the Indemnified Party within 30 days after receipt of the notice from the Indemnified Party of a Third Party Claim that the Indemnifying Parties have elected to assume the defense or handling of such Third Party Claim; (B) at any time the Indemnifying Parties shall fail to carry out such defense or handling diligently and in such manner as is reasonable under the circumstances after written notice to such effect that is not timely cured thereafter; (C) the Third Party Claim involves other than only money damages; (D) in the case of the Parent Indemnified Parties, settlement of, or an adverse judgment with respect to, the Third Party Claim could, in the reasonable good faith judgment of Parent, establish or contribute to a precedential custom or practice which would have a material adverse effect on the continuing business interests of Parent or its Affiliates; (E) in the case of the Parent Indemnified Parties, the circumstances surrounding the matter could, in the reasonable good faith judgment of Parent, result in a material adverse impact on the business, operations, assets, liabilities (absolute, accrued, contingent or otherwise), condition (financial or otherwise) or prospects of Parent or its Affiliates; or (F) the Indemnified Party has reasonably determined, upon advice of counsel, that having common counsel with the Indemnifying Parties would present such counsel with a conflict of interest, then the provisions of Section 9.5(c)(ii) shall govern.

(ii) The Indemnified Party may, at the Indemnifying Parties’ expense, select counsel reasonably satisfactory to the Indemnifying Parties to defend or handle such Third Party Claim in a manner that is reasonable under the circumstances; provided, however, that the Indemnified Party shall keep the Indemnifying Parties timely apprised of the status of such Third Party Claim. The Indemnified Party shall not settle such Third Party Claim without the prior written consent of the Indemnifying Parties, which consent shall not be unreasonably withheld. If the Indemnified Party defends or handles such Third Party Claim, the Indemnifying Parties shall cooperate with the Indemnified Party.

9.6 Payment of Indemnification Claims

(a) As a partial source of recovery to satisfy (i) Claims for a deficiency in Net Working Capital pursuant to Section 2.8, and (ii) Indemnification Claims made against the Company Shareholders under this Section 9, at the Closing, the Escrow Amount shall be deposited via bank wire transfer with the Escrow Agent pursuant to the terms of an escrow agreement in the form attached as Exhibit 9.6(a) (the “Escrow Agreement”). Any liability of the Company Shareholders for indemnification under this Section 9 shall be satisfied, first, from the Escrow Amount held in escrow pursuant to the Escrow Agreement and, second, to the extent the Escrow Amount is insufficient to satisfy any such liability (including as a result of termination of the Escrow Agreement), from other assets of the Company Shareholders.

(b) In the event the Shareholder Representatives do not provide notice to Parent within 30 business days after receipt of notice of an Indemnification Claim under Section 9.5 of their election to dispute such Indemnification Claim (a “Disputed Claim”), any such Indemnification Claim shall be deemed accepted by the Indemnifying Parties and the amount thereof may, at any time thereafter, at the election of Parent, be recovered from the Escrow Fund established pursuant to the Escrow Agreement. All Disputed Claims shall be resolved by the parties in accordance with either (i) a mutual agreement between Parent and the Shareholder Representatives, which shall be memorialized in writing or (ii) binding arbitration pursuant to the provisions of Section 10.5 and this Section 9.6.

(c) The party seeking indemnification hereunder shall, if required by the arbitrator, advance any deposits and advances required by the arbitrator, subject to recovery as an addition or offset to any award. The arbitrator will determine in the Final Award the party who is the prevailing party (the “Prevailing Party”) and the party who is not the Prevailing Party (the “Non-Prevailing Party”). The Non-Prevailing Party will pay all reasonable costs, fees and expenses related to the arbitration, including reasonable fees and expenses of attorneys, accountants and other professionals incurred by the Prevailing Party, the fees of each arbitrator and the administrative fee of the arbitration proceedings. If such an award would result in manifest injustice, however, the arbitrator may apportion such costs, fees and expenses between the parties in such a manner as the arbitrator deems just and equitable.

(d) Except as may be otherwise expressly provided herein, for any Disputed Claim submitted to arbitration, the burden of proof will be as it would be if the claim were litigated in a judicial proceeding governed exclusively by the internal laws of the State of Washington applicable to contracts executed and entered into within the State of Washington, without regard to the principles of choice of law or conflicts of law of any jurisdiction.

(e) Upon the conclusion of any arbitration proceedings hereunder, the arbitrator will render findings of fact and conclusions of law and a final written arbitration award setting forth the basis and reasons for any decision reached (the “Final Award”) and will deliver such documents to the Shareholder Representatives and Parent, together with a signed copy of the Final Award. The Final Award will constitute a conclusive determination of all issues in question, binding upon the Shareholder Representatives, the Company Shareholders and Parent, and will include an affirmative statement to such effect. To the extent that the Final Award determines that Parent or the Company Shareholders, as the case may be, have actually incurred Losses in connection with the Disputed Claim through the date of the Final Award (“Incurred Damages”), the Final Award will set forth and award to Parent or the Company Shareholders, as the case may be, the amount of such Incurred Damages.

(f) The Shareholder Representatives, Parent and the arbitrator will conclude each arbitration pursuant to this Section 9.6 as promptly as possible for the Disputed Claim being arbitrated.

(g) The arbitrator chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or any other provision of this Agreement.

(h) If an Indemnification Claim (including a Disputed Claim) is settled by a written settlement agreement executed by the Shareholder Representatives and Parent (a “Settled Claim”), then the parties will resolve such Settled Claim as provided in such settlement agreement.

(i) On the 24-month anniversary of the Effective Time (the “Release Date”), the Escrow Agent (in accordance with the Escrow Agreement) will deliver to the Company Shareholders and the Incentive Plan Participants (a) all of the Escrow Amount (if any) in excess of any Escrow Amount that is necessary to satisfy all unsatisfied or disputed Indemnification Claims for Losses specified in any notice delivered to the Shareholder Representatives pursuant to Section 9.5 before the Release Date, and (b) their respective shares of any interest earned on the Escrow Amount. If any Indemnification Claims are pending but not resolved on the Release Date, then the Escrow Agent will retain possession and custody of that amount of the Escrow Amount that equals the total maximum amount of Losses then being claimed by Parent in all such pending Indemnification Claims, and as soon as any such Indemnification Claim has been resolved, the Escrow Agent shall (in accordance with the Escrow Agreement) deliver to the Company Shareholders and the Incentive Plan Participants that portion of the remaining Escrow Amount held by the Escrow Agent in respect of such Indemnification Claim and not required to satisfy such Indemnification Claim.

(j) No Company Shareholder shall have any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation in connection with any indemnification obligation or any other liability to which such Company Shareholder may become subject under or in connection with this Agreement.

(k) The Company Shareholders and Parent agree that any Indemnification Claims against the Company Shareholders under this Section 9 shall be satisfied first by the Company Shareholders’ forfeiture of the Escrow Amount as provided for above, and that Parent will have no right to exercise any remedies against any other assets of the Company Shareholders prior to exercising such remedies against the Escrow Amount.

(l) Following the Effective Time, the indemnification provisions of this Section 9 will be the sole and exclusive remedy of the parties for any Claims made pursuant to this Agreement, except with respect to Claims by Parent against the Escrow Amount pursuant to Section 2.8.

(m) Indemnification payments pursuant to this Section 9 (whether from the Escrow Amount or otherwise) shall be treated by the parties as an adjustment to the Merger Consideration (provided that this provision shall have no effect on any Company Shareholder’s Cap set forth in Section 9.4(c)).

9.7 Shareholder Representatives

(a) By approving the Merger at the Shareholders’ Meeting or by written consent of the Company’s shareholders or, in the case of the Signing Shareholders, by execution of this Agreement, each Company Shareholder hereby appoints Steven Grandchamp and Robert Drucker as the Shareholder Representatives. The Shareholder Representatives shall have sole and exclusive authority to act for and on behalf of all Company Shareholders with respect to all matters arising in connection with this Agreement, including, without limitation, the power and authority, in his sole discretion, to

(i) take any action contemplated to be taken by the Company Shareholders under this Agreement and the Escrow Agreement;

(ii) negotiate, determine, defend and settle any disputes that may arise under or in connection with this Agreement; and

(iii) make, execute, acknowledge and deliver any releases, assurances, receipts, requests, instructions, notices, agreements, certificates and any other instruments, and generally do any and all things and take any and all actions that may be requisite, proper or advisable in connection with this Agreement; provided, however, that the Shareholder Representatives shall not have the power and authority, for and on behalf of the Company Shareholders, to amend the terms of this Agreement.

Notwithstanding anything else contained herein, prior to taking any material action, including without limitation, any action that requires any Shareholder Representative to execute any document, the settlement of any Claims or the distribution of any Escrow Amount, the Shareholder Representatives are required to receive the written consent of the Company Shareholders holding at least 50.01% of the Shares of the Company as of the date of this Agreement, on an as-converted to Common Stock basis (the “Requisite Holders”)

(b) The appointment of the Shareholder Representatives may not be revoked except in accordance with this Section 9.7(b). The Shareholders Representatives, or either of the them, may be replaced by the Company Shareholders from time to time upon notice given to Parent, which replacement shall be effective one business day after receipt of such notice by Parent; provided that no Shareholder Representative may be replaced unless the Requisite Holders agree in writing to such removal and to the identity of the substituted Shareholder Representative. If at the time of any such replacement of any Shareholder Representative, the deadline hereunder for Parent to provide notice to the Shareholder Representatives with respect to any Claim or action to be taken in connection with this Agreement is within fifteen (15) days, then such deadline shall be extended such number of days that is fifteen (15) days after Parent’s receipt of such notice of replacement. Until replaced pursuant to this Section 9.7(b), the Parent Indemnified Parties shall be entitled to rely on all statements, representations and decisions of the Shareholder Representatives.

(c) In performing the functions specified in this Agreement, the Shareholder Representatives will not be liable to any Company Shareholder in the absence of fraud, willful misconduct or gross negligence on the part of the Shareholder Representatives. Each of the Company Shareholders (including the Signing Shareholders) shall severally and not jointly, indemnify each of the Shareholder Representatives and hold him harmless against any liability, cost or expense incurred by him in the absence of fraud or willful misconduct on the part of the Shareholder Representatives and arising out of or in connection with the acceptance or administration of his duties hereunder, provided that no Company Shareholder shall be required to pay any indemnification hereunder in excess of the Merger Consideration actually received by such Company Shareholder after all adjustments. The Shareholder Representatives shall not be entitled to any fee, commission or other compensation for the performance of their services as Shareholder Representatives, but any out-of-pocket costs and expenses incurred by the Shareholder Representatives in connection with actions taken by the Shareholder Representatives pursuant to the terms of this Agreement and the Escrow Agreement (including the hiring of legal counsel and the incurring of legal fees and costs) shall be paid by the Company Shareholders to the Shareholder Representatives based on each Company Shareholder’s share of the Escrow Amount, prior to any disbursement of such amount to any Company Shareholder; provided, however, that the Shareholder Representatives shall obtain the prior written consent of the Requisite Holders prior to incurring any fees or expenses in excess of $1,000 individually or $5,000 in the aggregate.

Section 10. Miscellaneous Provisions

10.1 Amendment

This Agreement may be amended only pursuant to an instrument in writing signed by Parent and the Company (whether before or after the approval of this Agreement and the Merger by the shareholders of the Company); provided, however, that no amendment shall be made which by law requires further approval of any shareholder without the further approval of such shareholder.

10.2 Waiver

(a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.3 Entire Agreement

This Agreement, the other Transaction Documents and the Confidentiality Agreements constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof.

10.4 Counterparts

This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

10.5 Applicable Law; Jurisdiction

(a) This Agreement is made under, and shall be construed and enforced in accordance with, the laws of the State of Washington applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law. The parties irrevocably consent to the jurisdiction and venue of the state and federal courts located in King County, Washington in connection with any action relating to this Agreement.

(b) Except by any party seeking injunctive or other equitable relief, any claims for indemnification or other disputes arising out of or relating in any way to this Agreement or any of the Transaction Documents will be submitted to mandatory, final and binding arbitration before a single arbitrator to be agreed between Parent and the Shareholder Representatives or, in the event of failure to so agree within 14 days after the service of an arbitration demand, to be appointed by J.A.M.S./ENDISPUTE or its successor (“J.A.M.S.”). Any such arbitration shall be conducted pursuant to the United States Arbitration Act, 9 U.S.C. 1 et seq., shall be conducted in King County, Washington, and shall be decided based on the law of the State of Washington. In the event J.A.M.S. ceases to provide arbitration service, then the term “J.A.M.S” will thereafter mean and refer to the American Arbitration Association (“AAA”). Either Parent or the Shareholder Representatives may commence the arbitration process called for by this Agreement by filing a written demand for arbitration with J.A.M.S. and giving a copy of such demand to each of the other parties to this Agreement. The arbitration will be conducted in accordance with the provisions of J.A.M.S’ Streamlined Arbitration Rules and Procedures in effect at the time of filing of the demand for arbitration (or, if J.A.M.S. then means the AAA, the commercial arbitration rules of the AAA then in effect). The parties will cooperate with J.A.M.S. and with each other in promptly selecting a single arbitrator from J.A.M.S.’ panel of neutrals, and in scheduling the arbitration proceedings in order to fulfill the provisions, purposes and intent of this Agreement. The parties covenant that they will participate in the arbitration in good faith, will agree to have all related disputes subject to this arbitration provision resolved in a single, consolidated arbitration, and will share in its costs in accordance with Section 9. The provisions of this Section 10.5 may be enforced by any court of competent jurisdiction.

10.6 Remedies Cumulative; Specific Performance

Except as otherwise provided herein, the rights and remedies of the parties hereto shall be cumulative (and not alternative). Each of the parties acknowledges and agrees that the other parties hereto would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties hereto agrees that the other parties hereto shall be entitled to an injunction to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any competent court having jurisdiction over the parties, in addition to any other remedy to which they may be entitled at law or in equity.

10.7 Attorneys’ Fees

Except as otherwise set forth herein, in any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

10.8 Payment of Expenses

Subject to Section 2.10, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses whether or not the Merger is consummated.

10.9 Binding Effect; Assignability

This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any rights or obligations of a party hereunder may be assigned by such party without the prior written consent of the other parties, and any attempted assignment of this Agreement or any of such rights or obligations without such consent shall be void and of no effect.

10.10 Notices

Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) when delivered by hand or by facsimile, (b) three business days after being sent by registered mail, or (c) one business day after being sent by a nationally recognized overnight courier or express delivery service to the address set forth beneath the name of such party below (or to such other address as such party shall have specified in a written notice given to the other parties hereto):

IF TO PARENT, ACQUISITION SUB OR, AFTER THE CLOSING, THE COMPANY:

Captaris, Inc.

10885 N.E. 4th Street

Bellevue, WA, 98004

Facsimile: (425) 638-1233

Attention: General Counsel

WITH A COPY TO:

Perkins Coie LLP

1201 Third Avenue, Suite 4800

Seattle, WA 98101-3099

Facsimile: (206) 359-9000

Attention: Andrew Bor

IF TO THE COMPANY PRIOR TO THE CLOSING:

Information Management Research, Inc.

6025 S. Quebec St., Suite 260

Englewood, CO 80111

Facsimile: 303-689-0055

Attention: Steven Grandchamp

WITH A COPY TO:

E*Law Group

3555 W. 110th Place

Westminster, CO 80031

Facsimile: (303) 410-0468

Attention: Jeremy W. Makarechian

IF TO THE SHAREHOLDER REPRESENTATIVES:

Steven Grandchamp and Robert Drucker

c/o Information Management Research, Inc.

6025 S. Quebec St., Suite 260

Englewood, CO 80111

Facsimile: 303-689-0055

WITH A COPY TO:

E*Law Group

3555 W. 110th Place

Westminster, CO 80031

Facsimile: (303) 410-0468

Attention: Jeremy W. Makarechian

GE Equity

120 Long Ridge Road

Stamford, CT 06927

Facsimile: (203) 357-6527

Attention: Brian Keil and General Counsel, GE Equity

BancBoston Capital

175 Federal Street, 10th Floor

Boston, MA 02110

Facsimile: (617) 434-6175

Attention: Michael B. Alfano

Zesiger Capital Group LLC

320 Park Avenue, 30th Floor

New York, NY 10033

Facsimile: (212) 508-6399

Attention: Barrie Ramsay Zesiger

10.11 Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any legal requirement or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon any judicial determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. Any provision of this Agreement held invalid or unenforceable only in part, degree or certain jurisdictions will remain in full force and effect to the extent not held invalid or unenforceable. To the extent permitted by applicable law, each party waives any provision of law that renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

10.12 Construction

(a) For purposes of this Agreement, whenever the context requires, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement.

10.13 Effect of Schedules

The Disclosure Schedules will be arranged in separate parts corresponding to the numbered and lettered Sections contained in this Agreement. Notwithstanding anything to the contrary contained herein or in any of the Disclosure Schedules, any information disclosed in one of such Disclosure Schedules will be deemed to be disclosed in respect of any other representation or warranty or Disclosure Schedule to which such information is relevant to the extent it is readily apparent from the actual text of such Disclosure Schedule that it is relevant to such other representation or warranty or Disclosure Schedule.

10.14 Redistribution Among Company Shareholders of Excess Purchase Price Received by Particular Shareholders

The Company Shareholders agree, as between themselves, that should any of the Company Shareholders be severally liable for and make payments to the Parent Indemnified Parties based on any Indemnification Claims in excess of the Escrow Amount (other than any Indemnification Claims based on representations and warranties given or made by such Company Shareholder in Section 3B of this Agreement), then the Company Shareholders shall make payments to each other to the extent necessary, if any, such that the aggregate amount of the Merger Consideration received by each Company Shareholder, after giving effect to such payments between Company Shareholders in respect of such Indemnification Claims, equals the amount to which such Company Shareholder would otherwise be entitled pursuant to the calculation provided by Exhibit 10.14 attached hereto. Any contribution made pursuant to this Section 10.14 shall be paid in reverse order of the priorities set forth on Exhibit 10.14, such that the Company Shareholders with the lowest priority to receive the Merger Consideration shall be the first to make any contributions under this Section 10.14, on the basis of each such Company Shareholder’s Pro Rata Contribution, up to the maximum amount of the Merger Consideration that each such Company Shareholder actually received, then the second lowest priority to receive the Merger Consideration shall be second to make any contributions under this Section 10.14, on the basis of each such Company Shareholder’s Pro Rata Contribution, after the lowest priority of Company Shareholders have contributed all of the Merger Consideration they actually received, and so on. Each Company Shareholder shall pay any required amounts pursuant to this Section 10.14 to the appropriate Company Shareholder(s) within ten (10) days after receipt of demand for such payment. It is expressly agreed among the Company Shareholders that the purpose of this Section 10.14 is to provide a mechanism for the Company Shareholders to effect, between themselves, the correct ultimate distribution of the final Merger Consideration received (after all adjustments and indemnification payments, but disregarding any indemnification payments made on claims based on representations and warranties under Section 3B) among the Company Shareholders in accordance with the Restated Articles, as amended by the Pre-Effective Time Articles Amendment, if required after any such indemnification payments to the Parent Indemnified Parties are made. Notwithstanding anything in this Section 10.14 to the contrary, the Company Shareholders expressly agree that nothing in this Section 10.14 shall modify, limit or otherwise affect in any manner whatsoever any indemnification or other rights or remedies of Parent or Acquisition Sub under this Agreement. Without in any way limiting the preceding sentence, the Company Shareholders expressly agree that any payments made among the Company Shareholders pursuant to Section 10.14 will not be counted toward any Company Shareholder’s Cap pursuant to Section 9.4(c) or otherwise reduce or limit the liability of any Company Shareholder to the Parent Indemnified Parties pursuant to Section 9 of this Agreement. For purposes of this Section 10.14, “Pro Rata Contribution” means, with respect to each Company Shareholder, an amount equal to the quotient obtained by dividing (a) the amount of Merger Consideration actually received by such Company Shareholder and not yet contributed pursuant to this Section 10.14 by (b) the aggregate amount of cash payable by such class of Company Shareholders pursuant to this Section 10.14.

[Signature page follows]

Parent, Acquisition Sub, the Company, the Signing Shareholders and the Shareholder Representatives have caused this Agreement and Plan of Merger to be executed as of the date first written above.

CAPTARIS, INC.,
a Washington corporation

By:	/s/ David P. Anastasi
Name:	David P. Anastasi
Title:	President and Chief Executive Officer

IMR ACQUISITION, INC.,
a Washington corporation

By:	/s/ Peter Papano
Name:	Peter Papano
Title:	Authorized Officer

INFORMATION MANAGEMENT RESEARCH, INC.,
a Colorado corporation

By:	/s/ Steven Grandchamp
Name:	Steven Grandchamp
Title:	President and Chief Executive Officer

SHAREHOLDER REPRESENTATIVES

/s/ Steven Grandchamp
Steven Grandchamp

/s/ Robert Drucker
Robert Drucker

[Agreement and Plan of Merger Signature Page]